                                                                     EXHIBIT 2.6

                                                               EXECUTION VERSION

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             COMPUWARE CORPORATION,

                          COMPUWARE ACQUISITION CORP.,

                                  ADLEX, INC.,

                        AND WITH RESPECT TO ARTICLE VIII,

                                 TAD WITKOWICZ,

                          AS SHAREHOLDER REPRESENTATIVE

                             DATED AS OF MAY 6, 2005


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                                                                                                       PAGE
                                                                                                       ----
ARTICLE I  THE MERGER.......................................................................             1
         1.1      The Merger................................................................             1
         1.2      Effective Time............................................................             1
         1.3      Effect of the Merger......................................................             2
         1.4      Certificate of Incorporation and Bylaws...................................             2
         1.5      Directors and Officers of Surviving Corporation...........................             2
         1.6      Effect of the Merger on the Capital Stock of the Constituent Corporations;
                  Deposit of Cash into Escrow Fund..........................................             2
         1.7      Surrender of Certificates; Deposit into Escrow............................             5
         1.8      No Further Ownership Rights in Company Capital Stock......................             6
         1.9      Lost, Stolen or Destroyed Certificates....................................             6
         1.10     Additional Consideration..................................................             7
         1.11     Taking of Necessary Action; Further Action................................             7

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................................             7
         2.1      Organization of the Company...............................................             7
         2.2      Company Capital Structure.................................................             7
         2.3      Anti-takeover Statutes....................................................             9
         2.4      Subsidiaries..............................................................             9
         2.5      Authority.................................................................            10
         2.6      No Conflict...............................................................            10
         2.7      Consents..................................................................            11
         2.8      Company Financial Statements..............................................            11
         2.9      Internal Controls.........................................................            12
         2.10     No Undisclosed Liabilities................................................            12
         2.11     No Changes................................................................            12
         2.12     Accounts Receivable.......................................................            15
         2.13     Tax Matters...............................................................            16
         2.14     Restrictions on Business Activities.......................................            18
         2.15     Real Property; Condition of Equipment; Customer Information...............            18
         2.16     Intellectual Property.....................................................            20
         2.17     Agreements, Contracts and Commitments.....................................            25
         2.18     Interested Party Transactions.............................................            27
         2.19     Governmental Authorization................................................            28
         2.20     Litigation................................................................            28
         2.21     Minute Books..............................................................            28
         2.22     Environmental Matters.....................................................            28
         2.23     Brokers' and Finders' Fees; Third Party Expenses..........................            30
         2.24     Employee Benefit Plan and Compensation....................................            30
         2.25     Insurance.................................................................            35
         2.26     Compliance with Laws......................................................            36
         2.27     Foreign Corrupt Practices Act.............................................            36
         2.28     Warranties; Indemnities...................................................            36

                                      -i-
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         2.29     Spreadsheet...............................................................            36
         2.30     Complete Copies of Materials..............................................            36
         2.31     Representations Complete..................................................            36

ARTICLE III  FURTHER REPRESENTATIONS AND WARRANTIES RELATING TO THE SHAREHOLDERS............            36
         3.1      Ownership of Company Capital Stock........................................            37
         3.2      Authority.................................................................            37
         3.3      No Conflict...............................................................            37
         3.4      Brokers' and Finders' Fees................................................            37

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.........................            37
         4.1      Organization, Standing and Power..........................................            38
         4.2      Authority.................................................................            38
         4.3      Conflicts.................................................................            38
         4.4      Consents..................................................................            38
         4.5      Brokers' and Finders' Fees................................................            38
         4.6      Litigation................................................................            38

ARTICLE V  ADDITIONAL AGREEMENTS............................................................            39
         5.1      Public Disclosure.........................................................            39
         5.2      Shareholder Approval......................................................            39
         5.3      Acquisition Proposals.....................................................            39
         5.4      Shareholder, Optionholders and Director Releases..........................            40
         5.5      Consents..................................................................            40
         5.6      Conduct of the Business...................................................            40
         5.7      New Employment Benefits...................................................            40
         5.8      Closing Date Cash Balance Statement.......................................            40
         5.9      Statement of Expenses.....................................................            41
         5.10     Spreadsheet...............................................................            41
         5.11     Preservation of Books and Records; Post-Closing Access....................            41
         5.12     Additional Documents and Further Assurances...............................            42
         5.13     Source Code Escrow........................................................            42
         5.14     Certain Tax Matters.......................................................            42
         5.15     Supplements to Disclosure Schedule........................................            43

ARTICLE VI  CONDITIONS TO CLOSING...........................................................            44
         6.1      Conditions to Each Party's Obligation to Effect the Merger................            44
         6.2      Conditions to Obligation of Parent and Merger Sub.........................            44
         6.3      Conditions to Obligation of Company.......................................            45

ARTICLE VII  CLOSING DELIVERIES OF THE PARTIES..............................................            45
         7.1      Closing Deliveries of the Company and the Shareholders....................            45
         7.2      Closing Deliveries of Parent..............................................            47
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                                      -ii-
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ARTICLE VIII  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; ESCROW...........            48
         8.1      Survival of Representations and Warranties................................            48
         8.2      Indemnification...........................................................            48
         8.3      Third Party Claims........................................................            49
         8.4      Escrow Fund; Escrow Period; Remedy........................................            50
         8.5      Indemnification Limitations...............................................            51
         8.6      Shareholder Representative................................................            51

ARTICLE IX  TERMINATION.....................................................................            52
         9.1      Termination...............................................................            52
         9.2      Effect of Termination.....................................................            53
         9.3      Fees and Expenses.........................................................            54

ARTICLE X  GENERAL PROVISIONS...............................................................            54
         10.1     Definitions...............................................................            54
         10.2     Notices...................................................................            61
         10.3     Interpretation............................................................            62
         10.4     Counterparts..............................................................            63
         10.5     Entire Agreement; Assignment; Amendment...................................            63
         10.6     No Third Party Beneficiaries..............................................            63
         10.7     Severability..............................................................            63
         10.8     Governing Law.............................................................            63
         10.9     Rules of Construction.....................................................            64
         10.10    Waiver of Jury Trial......................................................            64

                                INDEX OF EXHIBITS

EXHIBIT               DESCRIPTION

Exhibit A             Certificate of Merger
Exhibit B-1           Shareholders/Optionholders Release
Exhibit B-2           Director Release
Exhibit C             Non-Competition and Non-Solicitation Agreement
Exhibit D             Company Counsel Legal Opinion
Exhibit E             Escrow Agreement
Exhibit F             Parent Counsel Legal Opinion
Exhibit G             Form of Redemption Agreement

SCHEDULE              DESCRIPTION

1.10                  Additional Consideration

DISCLOSURE SCHEDULE

Section 1.6(b)(ii)    Option Payments
Section 2.1           Organization of the Company
Section 2.2(a)        Company Capital Stock
Section 2.2(b)        List of Option Holders
Section 2.2(c)        Company Capital Stock Agreements
Section 2.4(b)        Directors and Officers of Polish Subsidiary
Section 2.4(c)        Capital Stock of Polish Subsidiary
Section 2.6           Consents, Waivers and Approvals of Third Parties
Section 2.8           Company Financial Statements
Section 2.10          Company Liabilities
Section 2.11          No Changes
Section 2.12(a)       Accounts Receivable of Company
Section 2.13(b)       Tax Returns and Audits
Section 2.14          Restrictions on Business Activities
Section 2.15(a)       Leased Real Property
Section 2.15(e)       Equipment
Section 2.15(f)       Customer Information
Section 2.16(b)       Company Owned Intellectual Property
Section 2.16(c)       Company Products
Section 2.16(e)       Company Actions re: Intellectual Property
Section 2.16(l)       License Agreements
Section 2.16(m)       Agreements Affecting Intellectual Property
Section 2.16(n)       Non-Disclosure Agreements
Section 2.16(q)       Third-Party Software
Section 2.16(r)       Intellectual Property Contracts
Section 2.16(t)       Software
Section 2.17          Agreements, Contracts and Commitments
Section 2.17(b)       Major Customers/Resellers
Section 2.18          Interested Parties
Section 2.23          Brokers' and Finders' Fees; Third Party Expenses
Section 2.24(b)       Company Employee Plans and Employee Agreements
Section 2.24(f)       Self-Insured Plan
Section 2.24(k)       Disqualified Individuals
Section 2.24(l)       Employment Matters
Section 2.24(o)       International Employee Plan
Section 2.25          Insurance
Section 2.26          Compliance with Laws
Section 2.28          Warranties; Indemnities
Section 3.4           Brokers' and Finders' Fees
Section 5.10          Spreadsheet
Section 6.1           Shareholder Approvals

                                                               EXECUTION VERSION

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of May 6, 2005 by and among Compuware Corporation, a Michigan corporation ("Parent"), Compuware Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Adlex, Inc., a Delaware corporation (the "Company"), and with respect to Article VIII hereof, Tad Witkowicz as shareholder representative (the "Shareholder Representative").

                                    RECITALS

      A. The Boards of Directors of each of Parent, Merger Sub and the Company believe it is in the best interests of its corporation and its respective shareholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger.

      B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein.

      C. A portion of the consideration otherwise payable by Parent in connection with the Merger shall be placed in escrow by Parent as security for the indemnification obligations set forth in this Agreement.

      D. The Company, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

      NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

      1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the "Surviving Corporation."

      1.2 Effective Time. Unless another time and place is mutually agreed upon in writing by Parent and the Company, the closing of the Merger (the "Closing") will take place at the offices of Dykema Gossett PLLC, 400 Renaissance Center, Detroit, Michigan, within five (5)

                                                               EXECUTION VERSION

Business Days after the satisfaction or waiver of the conditions precedent set forth in Article VI. The date upon which the Closing occurs shall be referred to herein as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger in substantially the form attached hereto as Exhibit A, with the Delaware Secretary of State (the "Certificate of Merger"), in accordance with the applicable provisions of Delaware Law (the time of such filing with the Delaware Secretary of State shall be referred to herein as the "Effective Time").

      1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      1.4 Certificate of Incorporation and Bylaws.

            (a) Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation at the Effective Time until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read substantially as follows (or such other name as determined by Parent in its sole discretion): "The name of the corporation is Adlex, Inc."

            (b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

      1.5 Directors and Officers of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director or officer of the Surviving Corporation, as the case may be, in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected and qualified, as applicable.

      1.6 Effect of the Merger on the Capital Stock of the Constituent Corporations; Deposit of Cash into Escrow Fund.

            (a) Effect on Capital Stock. The aggregate purchase price for the transactions contemplated by this Agreement shall be $35,900,000, plus Additional Consideration (as defined below), less all Deal Expenses (as defined below) paid by the Company prior to the Effective

                                                               EXECUTION VERSION

Time (the "Total Consideration"). The Total Consideration amount is comprised of the Merger Consideration, the Redemption Amount, and the amount, if any, of Additional Consideration, plus all Deal Expenses paid by Parent pursuant to
Section 1.6(h). At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the Shareholders, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time, which for purposes of this Section 1.6 shall include all Company Capital Stock issuable upon exercise of Company Options, upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, will be converted automatically into the right to receive upon (i) surrender of the certificate representing such shares of Company Capital Stock in the manner provided in Section 1.7 hereof, and/or (ii) presentment of the option agreement related to the Company Options in the manner provided in Section 1.7 hereof, that portion of Twenty-Two Million Eight Hundred Seventy-Two Thousand Five Hundred Dollars ($22,872,500) (the "Merger Consideration"), as set forth below:

                  (i) each outstanding share of Company Capital Stock will be converted automatically into the right to receive such amount of cash (without interest) equal to the Merger Consideration divided by the total number of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time, which shall include the Net Option Shares (collectively, the "Net Diluted Outstanding Shares");

                  (ii) for purposes of calculating the amount of cash to be paid to each Shareholder pursuant to this Section 1.6(a), all shares of Company Capital Stock held by each Shareholder shall be aggregated on a certificate-by-certificate basis. The amount of cash to be paid to each Shareholder for each share certificate held shall be rounded down to the nearest whole cent;

                  (iii) each Outstanding Company Option will be converted automatically into the right to receive such amount of cash (without interest) equal to the Option Payment, which shall be included in the Merger Consideration.

            (b) At Closing and for the benefit of the Shareholders, Optionholders and Redemption Shareholders, Parent shall deposit out of the Merger Consideration and the Redemption Amount into the Parent Escrow Fund (as defined in Section 8.4(a) hereof) an amount of cash equal to an aggregate of $8,000,000 (the "Parent Escrow Amount"), of which $5,228,000 shall come from the Merger Consideration and $2,772,000 shall come from the Redemption Amount. In addition, at Closing and for the benefit of the Shareholders, Optionholders and Redemption Shareholders, Parent shall deposit from the Merger Consideration and the Redemption Amount into the Company Escrow Fund an amount of cash equal to an aggregate of $750,000 (the "Company Escrow Amount"), of which $490,125 shall come from the Merger Consideration and $259,875 shall come from the Redemption Amount, as set forth and with the instructions set forth on Section 1.6(b)(ii) of the Disclosure Schedule. At Closing, Parent shall pay the Initial Consideration set forth in the Spreadsheet in accordance with and subject to the conditions set forth in Section 1.7 hereof. The term "Initial Consideration" shall mean the Merger Consideration less the Parent Escrow Amount and less the Company Escrow Amount.

                                                               EXECUTION VERSION

            (c) Cash-Out of Company Options; Termination of Plan. Prior to the Closing, the Board of Directors of the Company shall adopt such resolutions and take all such other actions as may be necessary to provide that, conditioned upon an applicable Optionholder's execution of the Optionholder Release, the vesting of each Company Option outstanding immediately prior to the Effective Time be fully accelerated, and that all outstanding Company Options shall be canceled and terminated as of the Effective Time in exchange for an amount of cash equal to (i) the excess of (A) the Per Share Merger Consideration over (B) the exercise price per share of each Company Option multiplied by (ii) the number of shares of Company Common Stock that may be purchased at such time under such Company Options (the "Option Payment"); provided, that of the Option Payment, the Optionholder Escrow Contribution shall be delivered to the Escrow Agent and Company Escrow Agent in accordance with Section 1.6(b)(ii) of the Disclosure Schedule. The "Per Share Merger Consideration" shall be equal to the Merger Consideration divided by the Net Diluted Outstanding Shares. The Option Payment, less the Optionholder Escrow Contribution, shall be made at the Effective Time and the Company shall give written notice to each holder of a Company Option in form and substance reasonably acceptable to Parent, and prior to receipt of the Option Payment, each holder of a Company Option shall execute the Optionholder Release. The Option Payment shall be made from the Merger Consideration. Prior to the Closing, the Board of Directors of the Company shall adopt such resolutions and take all such other actions as may be necessary to terminate the Plan.

            (d) Withholding Taxes. The Company, and on its behalf, Parent and the Surviving Corporation, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder of Company Options such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local or foreign tax law or under any applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

            (e) Shareholder Loans. At Closing, the Surviving Corporation shall pay in full the loan(s) made by Tad Witkowicz to the Company as set forth in
Section 2.18 of the Disclosure Schedule (the "Shareholder Loan").

            (f) Capital Stock of Merger Sub. Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

            (g) Redemption Funding. Immediately prior to the Closing and in addition to the Merger Consideration, Parent shall deliver to the Company an amount of cash equal in the aggregate to Twelve Million One Hundred Twenty-Seven Thousand Five Hundred Dollars ($12,127,500) (the "Redemption Amount") in connection with the redemption by the Company prior to Closing of an aggregate of 8,250,000 shares of Company Common Stock (the "Redemption"), less the amounts to be delivered into the Parent Escrow Fund and Company Escrow Fund attributable to the Redemption Amount in accordance with Section 1.6(b)(ii) of the

                                                               EXECUTION VERSION

Disclosure Schedule. The term "Redemption Shareholders" shall mean those shareholders of the Company whose shares will be redeemed by the Redemption.

            (h) Expenses. At Closing and from the Total Consideration, Parent shall pay up to Nine Hundred Thousand Dollars ($900,000) of the Company's expenses (the "Deal Expenses") incurred in connection with the Merger, this Agreement and the transactions contemplated hereby, including, without limitation, all Third Party Expenses and certain retention bonuses set forth on the Disclosure Schedule; provided, however, the maximum amount of Deal Expenses payable by Parent pursuant to this Section 1.6(h) shall be $900,000 less all Deal Expenses paid by the Company prior to the Effective Time.

      1.7 Surrender of Certificates; Deposit into Escrow.

            (a) Exchange Agent. The Secretary of Parent, or an individual or institution selected by Parent, shall serve as the exchange agent (the "Exchange Agent") for the Merger.

            (b) Parent to Provide Initial Consideration. At the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I the Initial Consideration payable pursuant to Section 1.6 hereof in exchange for outstanding shares of Company Capital Stock (including Company Options); provided, however, that, on behalf of the Shareholders and the Optionholders, Parent shall deposit into the Parent Escrow Fund and the Company Escrow Fund an amount of cash equal to that portion of the Parent Escrow Amount and Company Escrow Amount attributable to the Merger Consideration as set forth in Section 1.6(b). Each Shareholder and Optionholder shall be deemed to have contributed his or her Pro Rata Portion of the Parent Escrow Amount attributable to the Merger Consideration to the Parent Escrow Fund and the Company Escrow Amount attributable to the Merger Consideration to the Company Escrow Fund, rounded to the nearest cent (with amounts greater than or equal to $0.005 rounded up). If the sum of the Pro Rata Portions (each rounded to the nearest cent) for all Shareholders and Optionholders does not equal that portion of the Parent Escrow Amount attributable to the Merger Consideration or the Company Escrow Amount attributable to the Merger Consideration, respectively, then the appropriate amount will be added to or subtracted from the Pro Rata Portion of one or more Shareholder(s) such that the sum of the rounded Pro Rata Portions does equal the applicable portions of the Parent Escrow Amount or the Company Escrow Amount, respectively.

            (c) Exchange Procedures. At the Closing, the Shareholders will surrender the certificates representing their shares of Company Capital Stock (the "Company Stock Certificates"), and the Optionholders will present the option agreements representing their Company Options (the "Company Option Agreements") to the Exchange Agent for cancellation together with duly completed and validly executed exchange documents (including such cancellation documents with respect to Optionholders as Parent may reasonably request) in exchange for that portion of the Initial Consideration to which such holder is entitled pursuant to Section 1.6 hereof, and the Company Stock Certificate and Company Option Agreement so surrendered shall be cancelled. Until so surrendered and duly completed and validly executed exchange documents are delivered, each Company Stock Certificate outstanding and each Company Option Agreement existing after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the portion of the Merger Consideration

                                                               EXECUTION VERSION

such holder is entitled pursuant to Section 1.6 hereof. No portion of the Merger Consideration will be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate and deliver duly completed and validly executed exchange documents. No portion of the Merger Consideration will be paid to the holder of any unsurrendered Company Option Agreement with respect to Company Options until the holder of such Company Option Agreement shall present such agreement to the Exchange Agent for cancellation with duly completed and validly executed exchange documents.

            (d) Transfers of Ownership. If any portion of the Merger Consideration is to be disbursed pursuant to Section 1.6 hereof to any Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by payment of any portion of the Merger Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

            (e) No Liability. Notwithstanding anything to the contrary in this
Section 1.7, neither the Exchange Agent, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

      1.8 No Further Ownership Rights in Company Capital Stock. The portion of the Merger Consideration paid in respect of the surrender for exchange of shares of Company Capital Stock and surrender of the Company Option Agreements, and the deposit of the Parent Escrow Amount into the Parent Escrow Fund, and the Company Escrow Amount in the Company Escrow Fund as instructed in Section 1.6(b)(ii) of the Disclosure Schedule in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock and Company Options, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates or Company Option Agreements are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

      1.9 Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificates or Company Option Agreements shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the Shareholder or Optionholder who is the owner of such lost, stolen or destroyed certificates or agreements to provide an indemnification agreement in form and substance reasonably acceptable to Parent, against any claim that may be

                                                               EXECUTION VERSION

made against Parent or the Exchange Agent with respect to the certificates or agreements alleged to have been lost, stolen or destroyed.

      1.10 Additional Consideration. In addition to the Merger Consideration, the Shareholders, Optionholders and Redemption Shareholders shall have the right to receive the additional consideration ("Additional Consideration") set forth in Schedule 1.10, subject to the conditions set forth therein.

      1.11 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Merger Sub, and the officers and directors of the Company, Parent and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the Disclosure Schedule furnished to Parent specifically identifying the corresponding numbered section of this Agreement, the Company hereby represents and warrants to Parent and Merger Sub, as follows:

      2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all corporate power, governmental licenses, authorizations, permits, consents and approvals to own its properties and assets and to carry on its business as currently conducted and as currently contemplated to be conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary. The Company has delivered a true and correct copy of its certificate of incorporation, as amended to date (the "Certificate of Incorporation") and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the "Charter Documents"), to Parent. Section 2.1 of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof. Except as set forth in Section 2.1 of the Disclosure Schedule, the operations now being conducted by the Company are not now and have never been conducted by the Company under any other name. Section 2.1 of the Disclosure Schedule also lists every state or foreign jurisdiction in which the Company has employees or facilities.

      2.2 Company Capital Structure.

            (a) Except as set forth in Section 2.2(a) of the Disclosure Schedule, the authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, of which 38,901,142 shares are issued and outstanding. The Company Capital Stock is held by the Shareholders in the amounts set forth in Section 2.2(a) of the Disclosure Schedule. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid

                                                               EXECUTION VERSION

and nonassessable and not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound. No shares of the Company Capital Stock are subject to any Lien suffered or permitted by the Company. Other than as contemplated herein, the Company has not, and will not have, suffered or incurred any liability (contingent or otherwise) or claim, loss, liability, damage, deficiency, cost or expense which has not been paid or satisfied prior to the date hereof relating to or arising out of the issuance or repurchase of any Company Capital Stock or options or warrants to purchase Company Capital Stock, or out of any agreements or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement). Except as contemplated pursuant to this Agreement, no Shareholder has exercised any right of redemption, if any, and the Company has not received notice that any Shareholder intends to exercise such rights. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The Company has no other capital stock authorized, issued or outstanding. Except as set forth in Section 2.2(a) of the Disclosure Schedule, there are no shares of Company Unvested Capital Stock. None of the outstanding Company Capital Stock or other securities of the Company was issued in violation of any applicable state, federal or foreign securities laws. All Shareholders who received Company Capital Stock subject to repurchase or divestiture subject to Section 83 of the Code made a timely election with the Internal Revenue Service under Section 83(b) of the Code and any analogous provisions of applicable state tax laws with respect to such unvested Company Capital Stock.

            (b) Except for the Adlex, Inc. 1999 Stock Option Plan, as amended (the "Plan"), the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for the issuance of equity (including as compensation) to any Person. The Company has reserved 7,500,000 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the Plan or any other plan, agreement or arrangement (whether written or oral, formal or informal). Section 2.2(b) of the Disclosure Schedule sets forth as of the date of this Agreement, for each outstanding Company Option, the name of the holder of such option, the type of entity of such holder, if not an individual, the domicile address of such holder, the number of shares of Company Capital Stock issuable upon the exercise of such option, the exercise price of such option, and whether such option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code. Each outstanding Company Option has been issued in accordance with applicable state, federal and foreign securities laws.

            (c) Except for the Company Options (which shall terminate pursuant to Section 1.6(c)) and except as set forth in Section 2.2(c) of the Disclosure Schedule, there are no options, warrants, calls, rights (including any stock appreciation, phantom stock, profit participation or other similar rights), convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding debt securities of the Company. There are no securities or instruments containing anti-dilution or similar provisions by which the Company is or may become bound. Except as

                                                               EXECUTION VERSION

contemplated hereby or as set forth in Section 2.2(c) of the Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or voting by a director of the Company. Except as set forth in Section 2.2(c) of the Disclosure Schedule, there are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or "drag-along" rights) of any Company Capital Stock.

            (d) The allocation of the Initial Consideration set forth in Section
1.6 hereof is consistent with the Certificate of Incorporation.

      2.3 Anti-takeover Statutes. No anti-takeover or similar statute or regulation under Delaware Law applies to any of the transactions contemplated by this Agreement. No other "control share acquisition," "fair price," "moratorium" or other similar anti-takeover laws or regulations enacted under Delaware Law apply to this Agreement or any of the transactions contemplated hereby.

      2.4 Subsidiaries.

            (a) Except for Adlex Polska Sp. Z o.o. (the "Polish Subsidiary"), the Company does not have and has never had any Subsidiaries or affiliated companies and does not otherwise own or control and has never otherwise owned or controlled any shares of capital stock or any interest in, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity.

            (b) The Polish Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of Poland. The Polish Subsidiary has all corporate power, governmental licenses, authorizations, permits, consents and approvals to own its properties and assets and to carry on its business as currently conducted and as currently contemplated to be conducted. The Polish Subsidiary is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary. The Polish Subsidiary has delivered a true and correct copy of its charter documents, as amended to date (the "Subsidiary Certificate of Incorporation") and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the "Subsidiary Charter Documents"), to Parent. Section 2.4(b) of the Disclosure Schedule lists the directors and officers of the Polish Subsidiary as of the date hereof. The operations now being conducted by the Polish Subsidiary are not now and have never been conducted by the Polish Subsidiary under any other name.
Section 2.4(b) of the Disclosure Schedule also lists every foreign jurisdiction in which the Polish Subsidiary has employees or facilities.

            (c) The authorized capital stock of the Polish Subsidiary consists of 2,280 shares of common stock, of which the Company owns all but two of the issued and outstanding shares of the Polish Subsidiary as set forth in Section 2.4(c) of the Disclosure Schedule. All outstanding shares of the Polish Subsidiary common stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Subsidiary Charter Documents, or any agreement to which the Polish Subsidiary is a party or by which it is bound. No shares of the Polish Subsidiary common stock are subject to any Lien

                                                               EXECUTION VERSION

suffered or permitted by the Polish Subsidiary. The Polish Subsidiary has no other capital stock authorized, issued or outstanding. None of the outstanding Polish Subsidiary common stock or other securities of the Polish Subsidiary was issued in violation of any applicable securities laws.

      2.5 Authority. The Company has all corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further corporate action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. The Company's board of directors has (i) unanimously approved and declared the advisability of this Agreement and the Related Agreements, and the transactions contemplated hereby and thereby, and (ii) unanimously resolved to recommend approval and adoption of this Agreement and the Related Agreements and the approval of the Merger by the Shareholders. Prior to the Closing, by valid action by shareholder written consent, in accordance with Delaware Law, the Shareholders, after such disclosure required by Delaware law, will approve and adopt this Agreement and the Related Agreements, and the transactions contemplated hereby and thereby, such consent constituting all required approvals of Shareholders of any class or series thereof. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

      2.6 No Conflict. Except for the necessary consents, waivers or approvals of third parties set forth in Section 2.6 of the Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not contravene, conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit or result in the creation or imposition of any Lien under (any such event, a "Conflict")
(i) any provision of the Charter Documents, (ii) any provision of the Subsidiary Charter Documents, (iii) any resolution adopted by the board of directors of the Company or its Subsidiaries, (iv) any Material Contract, or (v) any judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties (whether tangible or intangible) or assets. Section 2.6 of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Material Contracts as are required thereunder in connection with the Merger, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company and its Subsidiaries, under such Material Contract from and after the Effective Time. Following the Effective Time, the Surviving Corporation will be permitted to exercise all of its rights under the Material Contract without the payment of any additional amounts or consideration other than ongoing obligations, fees, royalties or payments which the Company would otherwise be required to

                                                               EXECUTION VERSION

satisfy, perform or pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred. Except with respect to this Agreement, neither the Company nor any of its Subsidiaries is in violation of any term of or in default under (A) the Charter Documents or the Subsidiary Charter Documents or (B) any Material Contract.

      2.7 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a "Governmental Entity") is required by, or with respect to, the Company or the Shareholders in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company or a Shareholder is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act and any other antitrust or other competition laws of other jurisdictions, and (ii) the filing of the Certificate of Merger with the Delaware Secretary of State.

      2.8 Company Financial Statements.

            (a) Section 2.8 of the Disclosure Schedule sets forth the Company's and the Polish Subsidiary's (i) audited consolidated balance sheet as of December 31, 2003, and the related consolidated statements of income, cash flow and stockholders' equity for the 12-month period ending December 31, 2003, with the corresponding accountants' report from Deloitte and Touche, the Company's independent auditors (the "Company's Auditors") (the "Year-End Financials"),
(ii) unaudited consolidated balance sheet as of December 31, 2004, and the related unaudited consolidated statement of income, cash flow and stockholders' equity for the 12 months then ended (the "Interim Financials"), and (iii) unaudited consolidated balance sheet as of March 31, 2005 (the "Balance Sheet Date"), and the related unaudited consolidated statement of income, cash flow and stockholders' equity for the three (3) months then ended (the "Stub Period Financials"). The Year-End Financials, the Interim Financials and the Stub Period Financials (collectively, the "Financials") are true, correct and complete in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Interim Financials and the Stub Period Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly the Company's consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials and the Stub Period Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company's unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the "Current Balance Sheet."

            (b) There are no "off balance sheet arrangements (as defined in Item 303(c) of Regulation S-K of the SEC) effected by the Company or its Subsidiaries. The Company's Auditors which has expressed its opinion with respect to the Year-End Financials (including the related notes), is and has been throughout the periods covered by such financial statements (y) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002) and (z) "independent" with respect to the Company within the meaning of Regulation S-X.

                                                               EXECUTION VERSION

            (c) Since December 31, 2003, neither the Company, any of its Subsidiaries, nor any director, officer, employee, auditor, accountant or representative of the Company or its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of either of the Company, its Subsidiaries or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or its Subsidiaries, whether or not employed by the Company or its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors the Company or its Subsidiaries or any committee thereof or to any director or officer of the Company or its Subsidiaries.

      2.9 Internal Controls. Each of the Company and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that
(i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company's consolidated assets; (iii) access to the Company's assets is permitted only in accordance with management's authorization; (iv) the reporting of the Company's consolidated assets is compared with existing assets at regular intervals; and
(v) accounts, notices and other receivables and inventory are recorded accurately, and proper adequate procedures are implemented to effect the collection thereof on a current and timely basis.

      2.10 No Undisclosed Liabilities. Except as set forth in Section 2.10 of the Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type or kind whatsoever, whether accrued, absolute, contingent, determined, determinable, matured, unmatured or otherwise (whether or not required to be reflected in financial statements in accordance with
GAAP), and (ii) to the Knowledge of the Company, there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such liability, which, individually or in the aggregate, in the case of clause (i) or (ii) of this Section 2.10 (x) has not been reflected in the Current Balance Sheet (if required by GAAP to be so reflected), or (y) has not arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and prior to the date hereof.

      2.11 No Changes. Except as expressly contemplated by this Agreement, or other than as set forth in Section 2.11 of the Disclosure Schedule, since the Balance Sheet Date, each of the Company and its Subsidiaries has operated the Business only in the ordinary course and there has not been, occurred or arisen any:

            (a) transaction by the Company or its Subsidiaries except in the ordinary course of business as conducted on that date and consistent with past practices;

            (b) amendment or change to the Charter Documents or the Subsidiary Charter Documents;

                                                               EXECUTION VERSION

            (c) amendment of any term of any outstanding security of the Company or its Subsidiaries;

            (d) expenditure, transaction or commitment by the Company or its Subsidiaries exceeding $75,000 individually or $75,000 in the aggregate with respect to any single Person;

            (e) payment, discharge, waiver or satisfaction of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company or its Subsidiaries), other than payments, discharges, waivers or satisfactions in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

            (f) destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the Company or its Subsidiaries (whether or not covered by insurance);

            (g) material employment dispute, including but not limited to, claims or matters raised by any individuals or any workers' representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company or its Subsidiaries;

            (h) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or its Subsidiaries other than as required by GAAP;

            (i) change in any material election in respect of Taxes (as defined in Section 2.13(a) hereof), adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

            (j) revaluation by the Company or its Subsidiaries of any of their material assets (whether tangible or intangible), including without limitation, writing down the value of inventory or writing off notes or accounts receivable;

            (k) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock, or any split, combination or reclassification in respect of any shares of Company Capital Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company or its Subsidiaries of any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);

            (l) increase in or other change to the salary or other compensation payable or to become payable by the Company or its Subsidiaries to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company or its Subsidiaries of a severance payment, termination payment, bonus or other additional salary or compensation to any such person;

                                                               EXECUTION VERSION

            (m) agreement, contract, covenant, instrument, lease, license or commitment to which the Company or its Subsidiaries is a party or by which they or any of their assets (whether tangible or intangible) are bound or any termination, extension, amendment or modification of the terms of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company or its Subsidiaries is a party or by which they or any of their assets are bound, other than in the ordinary course of business;

            (n) sale, lease, license or other disposition of any of the assets (whether tangible or intangible) or properties of the Company or its Subsidiaries, including, but not limited to, the sale of any accounts receivable of the Company or its Subsidiaries, or any creation of any security interest in such assets or properties, other than non-exclusive licenses of the Company Products by the Company or its Subsidiaries in the ordinary course of business;

            (o) loan by the Company or its Subsidiaries to any Person, purchase by the Company or its Subsidiaries of any debt securities of any Person, or capital contributions to investment in any Person;

            (p) creation or other incurrence by the Company or its Subsidiaries of any Lien on any of its asset, except for Liens for Taxes not yet due and payable;

            (q) incurring by the Company or its Subsidiaries of any indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company or its Subsidiaries of any indebtedness, issuance or sale of any debt securities of the Company or its Subsidiaries or guaranteeing of any debt securities of others;

            (r) waiver or release of any right or claim of the Company or its Subsidiaries, including any write-off or other compromise of any account receivable of the Company or its Subsidiaries, other than in the ordinary course of business;

            (s) commencement or settlement of any lawsuit by the Company, the commencement, settlement, notice or written threat of any lawsuit or proceeding or other investigation against the Company or its Subsidiaries or their affairs;

            (t) notice of any claim or potential claim of ownership, interest or right by any person other than the Company in or to the Intellectual Property (as defined below) owned by the Company or of infringement by the Company of any other Person's Intellectual Property (as defined below);

            (u) issuance, grant, delivery or sale by the Company of any shares of Company Capital Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock, or any securities, warrants, options or rights to purchase any of the foregoing;

            (v) (i) sale or license of any Intellectual Property owned by the Company or execution of any agreement with respect to Intellectual Property owned or exclusively licensed by the Company with any Person, (ii) purchase or license of any Intellectual Property or execution of any agreement with respect to the Intellectual Property of any Person, (iii) agreement with respect to the development of any Intellectual Property with a third party, or

                                                               EXECUTION VERSION

(iv) material change in pricing or royalties set or charged by the Company or any of its Subsidiaries to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company or any of its Subsidiaries, except in the case of clause (i) or (ii), pursuant to the Company's End User Agreement, substantially on standard terms and conditions;

            (w) agreement or modification to any Contract pursuant to which any other party was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any Company Products or Company Intellectual Property;

            (x) event, occurrence, development, state of circumstances, facts, or condition of any character that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

            (y) any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreement (as defined in Section 2.15(b));

            (z) acquisition or agreement to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the Business;

            (aa) cancellation, amendment or renewal of any insurance policy;

            (bb) agreement by the Company, its Subsidiaries, or any officer or employee on behalf of the Company or its Subsidiaries, to do any of the things described in the preceding clauses (a) through (cc) of this Section 2.11 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and any Related Agreement).

      2.12 Accounts Receivable.

            (a) Section 2.12(a) of the Disclosure Schedule lists all accounts receivable of the Company and its Subsidiaries as of the Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since invoice.

            (b) Subject to any reserves set forth in the Current Balance Sheet or, for receivables arising subsequent to the Balance Sheet Date, as reflected on the books and records of the Company (which are prepared in accordance with GAAP consistently applied), all of the accounts receivable of the Company and its Subsidiaries are (i) valid and genuine and have arisen solely out of bona fide sales, licenses, performances of services and other business transactions in the ordinary course of business consistent with past practices in each case with Persons other than Affiliates, (ii) are not subject to any Lien, and (iii) are not subject to valid defenses, set-offs or counter-claims. No request or agreement for a deduction or discount has been made with respect to any accounts receivable of the Company or its Subsidiaries.

                                                               EXECUTION VERSION

      2.13 Tax Matters.

            (a) Definition of Taxes. For the purposes of this Agreement, the term "Tax" or, collectively, "Taxes" shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment, workers' compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.13(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.13(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

            (b) Tax Returns and Audits. Except as set forth in Section 2.13(b) in the Disclosure Schedule:

                  (i) The Company and the Polish Subsidiary have (a) prepared and timely filed all federal, state, local and foreign returns, estimates, information statements and reports required to be filed on or before the Closing Date ("Returns") relating to any and all Taxes concerning or attributable to the Company or the Polish Subsidiary or their operations occurring before the Closing Date and such Returns are true and correct and have been or will be completed in accordance with applicable law and (b) timely paid in full all Taxes due and payable by the Company and its Polish Subsidiary.

                  (ii) The Company and its Polish Subsidiary have withheld or paid to the appropriate authorities or depositories, with respect to their Employees and other third parties, all federal, state and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be so withheld or paid.

                  (iii) Neither the Company nor its Polish Subsidiary is now delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company or its Polish Subsidiary. Neither the Company nor its Polish Subsidiary has executed any waiver of any statute of limitations that has not expired on or extending the period for the assessment or collection of any Tax.

                  (iv) No audit or other examination of any Return of the Company or its Polish Subsidiary is presently in progress, nor has the Company or its Polish Subsidiary been notified in writing of any request for such an audit or other examination.

                  (v) Neither the Company nor its Polish Subsidiary has any liability for unpaid Taxes as of the Balance Sheet Date which has not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the

                                                               EXECUTION VERSION

Company and its Polish Subsidiary have not incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business.

                  (vi) The Company and its Polish Subsidiary have provided to Parent or its legal counsel copies of all their Returns filed for all periods since their inception.

                  (vii) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company or its Polish Subsidiary relating to or attributable to Taxes other than Liens for Taxes not yet due and payable. The Company has no Knowledge of any basis for the assertion of any claim relating or attributable to Taxes, which, if adversely determined, would result in any Lien on the assets of the Company.

                  (viii) None of the Company's assets is treated as "tax-exempt use property," within the meaning of Section 168(h) of the Code.

                  (ix) Neither the Company nor its Polish Subsidiary has (a) ever been a member of an affiliated group (within the meaning of Code
Section 1504(a)) filing a consolidated federal income Tax Return, (b) ever been a party to any Tax sharing, indemnification or allocation agreement, (c) no liability for the Taxes of any Person (other than Company or its Polish Subsidiary), under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or agreement, or otherwise and (d) never been a party to any joint venture, partnership, limited liability company or other arrangement that could be treated as a partnership for Tax purposes.

                  (x) The Company's and its Polish Subsidiary's Tax basis in their assets for purposes of determining their future amortization, depreciation and other income Tax deductions is accurately reflected on their Tax Books and Records.

                  (xi) The Company is not and has not been, at any time, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

                  (xii) No adjustment relating to any Return that has been filed by the Company or its Polish Subsidiary and for which the period for the making of such adjustment has not expired by the application of a statute of limitation, has been proposed in writing to the Company by any tax authority.

                  (xiii) Neither the Company nor its Polish Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or
(y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

                  (xiv) Neither the Company nor its Polish Subsidiary has engaged in a transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation
Section 1.6011-4(b)(2).

                                                               EXECUTION VERSION

                  (xv) Neither the Company nor its Polish Subsidiary has ever received written notice of a claim made by a Tax authority in a jurisdiction where it does not file Returns that it is or may be subject to taxation by that jurisdiction.

                  (xvi) Neither the Company nor its Polish Subsidiary has ever granted a power of attorney (or similar authority) as to any matters regarding Taxes that will have effect as of the Effective Time.

                  (xvii) Neither the Company nor its Polish Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) a change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (B) any "closing agreement" as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Tax law), (C) any intercompany transaction or any excess loss account as described in Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign Tax law), (D) any installment sale or open transaction made on or prior to the Closing Date or (E) as a result of any prepaid amount received on or prior to the Closing Date.

                  (xviii) Section 2.13(b) of the Disclosure Schedule sets forth, by the Tax years in which they arose, the amounts of any unused net operating loss or net capital loss allocable to each the Company and its Polish Subsidiary as of December 31, 2003. Prior to the Effective Time of the Merger, the Company will not have undergone an "ownership change" under Section 382(g) of the Code.

      2.14 Restrictions on Business Activities. Except as set forth in Section
2.14 of the Disclosure Schedule, there is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or its Subsidiaries is a party or which is otherwise binding upon the Company or its Subsidiaries which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or its Subsidiaries, the conduct of business by the Company or its Subsidiaries, or otherwise limiting the freedom of the Company or its Subsidiaries to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has entered into any agreement under which the Company or its Subsidiaries is restricted from selling, licensing, or otherwise distributing any of their technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

      2.15 Real Property; Condition of Equipment; Customer Information.

            (a) Neither the Company nor any of its Subsidiaries owns any real property, nor has the Company or its Subsidiaries ever owned any real property.
Section 2.15(a) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or its Subsidiaries or otherwise used or occupied by the Company or its Subsidiaries for the operation of the Business (the "Leased Real Property"), the name of the lessor, licensor, sublessor, master lessor or lessee, the date and term of the lease, license,

                                                               EXECUTION VERSION

sublease or other occupancy right and each amendment thereto and, with respect to any current lease, license, sublease or other occupancy right the aggregate annual rental payable thereunder.

            (b) The Company has provided Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to each Leased Real Property, including all amendments, terminations and modifications thereof ("Lease Agreements"). All such Lease Agreements are valid and effective in accordance with their respective terms, and, with respect to the Company and its Subsidiaries, there is not, under any of such leases, any existing default on the part of the Company or its Subsidiaries, no rentals are past due, or event of default (or event which with notice or lapse of time, or both, would constitute a default), and, to the Knowledge of the Company, no other party to any such leases is in default under any such leases. Neither the Company nor any of its Subsidiaries has received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Closing will not affect the Company's and its Subsidiaries' continued use and possession of the Leased Real Property for the conduct of business as presently conducted. The Company and its Subsidiaries currently occupy each Leased Real Property for the operation of the Business. There are no other parties occupying, or with a right to occupy, each Leased Real Property. Neither the Company nor any of its subsidiaries owes any brokerage commissions or finders fees with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.

            (c) Each Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, ordinary wear and tear excepted, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is otherwise suitable for the conduct of the business as presently conducted. To the Knowledge of the Company, neither the operation of the Company and its Subsidiaries on each Leased Real Property nor such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions.

            (d) Each of the Company and its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets (tangible or intangible), real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) the Company's End User Agreements, substantially on standard terms and conditions.

            (e) Section 2.15(e) of the Disclosure Schedule lists all material items of equipment (the "Equipment") owned or leased by the Company or its Subsidiaries, and such Equipment is (i) adequate for the conduct of the business of the Company and its Subsidiaries as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

                                                               EXECUTION VERSION

            (f) Except for customer lists lawfully and properly purchased or rented in the ordinary course of business and except as set forth on Section 2.15(f) of the Disclosure Schedule, the Company or its Subsidiaries has sole and exclusive ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the "Customer Information"). The Company has not granted any rights with respect to use of the Customer Information.

      2.16 Intellectual Property.

            (a) "Intellectual Property" means:

                  (i) any know-how, invention (whether patentable or unpatentable and whether or not reduced to practice), any improvements to any invention, and any patent, utility model, patent application, statutory invention registration or patent disclosure for the foregoing, together with any reissuance, division, continuation, continuation-in-part, revision, extension, or reexamination of any patent;

                  (ii) any trademark, service mark, trade dress, logo, trade name, corporate name, domain name, Uniform Resource Locator (URL) or other internet address, telephone or fax number, whether or not registered, together with any translation, adaptation, derivation, or combination and including any associated goodwill, and any application for registration, registration, or renewal of the foregoing;

                  (iii) any copyrightable work (including, but not limited to, advertising and promotional materials, catalogs, logo designs, software, compilations of data, and website content) and any copyright therefor, and any application for registration, registration, or renewal of the copyright;

                  (iv) any trade secret or confidential or proprietary business information (including, but not limited to, any idea, research and development, know-how, formula, composition, manufacturing and production process or technique, technical data, design, drawing, specification, customer or supplier list, pricing and cost information, and business and marketing plan or proposal);

                  (v) any industrial designs and any registrations and applications therefor;

                  (vi) any mask works and any registrations and applications therefor;

                  (vii) any computer software (whether in general release or under development), including, without limitation, source code, object code, files, records and databases and all related data and related documentation;

                  (viii) any other proprietary right including moral rights and waivers of such rights by others and the right to sue and recover damages, attorneys' fees and costs for past infringement of any patent, trademark, copyright; and

                                                               EXECUTION VERSION

                  (ix) any copies or tangible embodiment of any of the foregoing and all files relating thereto.

            (b) The Company owns or is licensed for, and in any event possesses sufficient and legally enforceable rights with respect to, all Intellectual Property that are or have been used or exploited in, or that are necessary to conduct the business as is presently conducted and to commercially exploit any products or service offerings currently under development. Section 2.16(b) of the Disclosure Schedule sets forth, for the Intellectual Property owned by Company, a complete and accurate list of all (1) patents and patent applications, (2) trademark and service mark registrations and applications therefor, (3) unregistered trademarks and service marks, (4) domain names, (5) copyright registrations and applications therefor, (6) trade secrets, and (7) material unregistered copyrights, indicating for each, where applicable, (i) the jurisdiction, (ii) the patent, registration, or application number, (iii) the date issued, and (iv) the date filed. Section 2.16(b) of the Disclosure Schedule also sets forth a complete and accurate list of all license agreements granting any right to use or practice any rights under any Intellectual Property, whether the Company is the licensee or licensor thereunder, and any written consent to use, settlement or other agreements relating to any Intellectual Property to which the Company is a party or otherwise bound (collectively, the "License Agreements"), indicating for each the title, the parties, the date executed and the Intellectual Property covered thereby.

            (c) Section 2.16(c) of the Disclosure Schedule contains a complete and accurate list (by name and version number) of all products, software or service offerings of the Company and its Subsidiaries that have been sold, distributed or otherwise disposed of by the Company or its Subsidiaries since January 1, 2004 or which the Company intends to sell, distribute or otherwise dispose of in the future, including any products or service offerings under development (collectively, the "Company Products").

            (d) The Company has all right, title, and interest in and to the Intellectual Property owned by the Company free and clear of any attachments, liens or encumbrances and is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for each patent, registration, or application listed on Section 2.16(b) of the Disclosure Schedule. In each case in which the Company has acquired, other than through a license, any Intellectual Property from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to such Intellectual Property to the Company.

            (e) The Intellectual Property owned by the Company and, to the Knowledge of the Company, any Intellectual Property licensed, used or exploited by the Company, are valid and subsisting, in full force and effect, and have not been cancelled, expired, or abandoned. No claim has been made, asserted, or to the Knowledge of the Company threatened, or is pending against the Company based upon, challenging or seeking to deny or restrict the use or exploitation by the Company of any of the Intellectual Property owned or licensed by the Company. Other than ex parte prosecution of patent, trademark, service mark or copyright applications, there are no proceedings or actions pending before any court or government agency (including the United States Patent and Trademark Office or similar foreign government agencies) related to any of the Intellectual Property owned by Company. Except as set forth on Section 2.16(e) of the Disclosure Schedule, there are no actions that must be taken within 180

                                                               EXECUTION VERSION

days of the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any response to an official action of a court or government agency (including the United States Patent and Trademark Office or similar foreign government agencies) or the filing of any application for the purpose of obtaining, maintaining, perfecting, preserving or renewing any of the Intellectual Property owned by the Company.

            (f) The Company has, or has caused to be, delivered to the Parent correct, complete, and fully executed copies of all License Agreements identified in Section 2.16(b) of the Disclosure Schedule and any and all ancillary documents pertaining thereto (including, without limitation, all amendments, consents and evidence of commencement dates and expiration dates). With respect to each of the License Agreements, the Company represents and warrants that:

                  (i) the license agreement, together with any and all ancillary documents pertaining thereto, is legal, valid, binding, and enforceable and in full force and effect and represents the entire agreement with respect to the subject matter of such license agreement;

                  (ii) the license agreement, together with any and all ancillary documents pertaining thereto, will continue to be legal, valid, binding, and enforceable and in full force and effect on terms identical to those currently in effect upon consummation of the transactions contemplated by this Agreement and the consummation of such transactions will not constitute a breach or default under such license agreement or otherwise give any party to the license agreement other than the Company a right to terminate such license;

                  (iii) The Company has not received any notice of termination or cancellation under such license agreement, nor any notice of a breach or default under such license agreement which has not been cured and the Company has not itself sublicensed or granted any of the licensed rights to another party in violation of the license agreement; and

                  (iv) Neither the Company nor to the Knowledge of the Company any other party to such license is in breach or default in any material respect and no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification, or acceleration under such license agreement.

            (g) The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Intellectual Property owned by Company and will not require the consent of any governmental authority or third party in respect of such Intellectual Property. As a result of the transactions contemplated by this Agreement, upon the Closing the Company will continue to possess, or own or possess adequate and enforceable licenses, sublicenses, or other rights to use and or exploit, without payment of any additional fee, all the Intellectual Property owned or licensed by the Company.

            (h) There are no settlements, forbearances to sue, consents, judgments, or orders or similar obligations which (1) restrict the Company's rights to use any Intellectual Property, (2) restrict the Company's business in order to accommodate a third party's Intellectual Property or (3) permit third parties to use any Intellectual Property owned by the Company. The Company has not licensed or sublicensed its rights in any Intellectual Property other than

                                                               EXECUTION VERSION

pursuant to the License Agreements and no royalties, honoraria or other fees are payable by the Company for the use of or right to use any Intellectual Property except pursuant to the License Agreements.

            (i) To the extent indicated in Section 2.16(b) of the Disclosure Schedule, such Intellectual Property have been duly registered in, filed in, or issued by, the offices indicated in Section 2.16(b) of the Disclosure Schedule. In each case where a registration or patent or application for registration or patent listed in Section 2.16(b) of the Disclosure Schedule is held by assignment, the assignment has been duly recorded with the governmental office from which the original registration or patent issued or before which the application for registration or patent is pending.

            (j) To the Knowledge of the Company, no third party is infringing, misappropriating, diluting, or violating any Intellectual Property owned or exclusively licensed by the Company.

            (k) (1) The products or services provided by the Company, (2) the conduct of the Business by the Company, and (3) the use or exploitation of the Intellectual Property owned or licensed by the Company do not conflict with or otherwise infringe or misappropriate the rights or property of any third party. No claim has been made, asserted or to the Knowledge of the Company threatened, or is pending against the Company alleging that any of (1), (2) or (3) conflict with or otherwise infringe or misappropriate the rights or property of any third party.

            (l) Section 2.16(l) of the Disclosure Schedule lists all licenses or other agreements between the Company and any other Person wherein the Company has agreed to, or assumed, any obligation or duty to warrant, defend, indemnify or otherwise incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Person of the Intellectual Property of any other Person.

            (m) Except as set forth in Section 2.16(m) of the Disclosure Schedule, the Company has not (i) entered into any agreement under which it has, or may have, the obligation to transfer any ownership of, or granted any exclusive license to use or distribute (or entered into any agreement under which it has, or may have, the obligation to grant any exclusive license to use or distribute), or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property owned by the Company, to any other Person, (ii) entered into any agreement under which it has granted any covenant not to sue, assert or exploit any Intellectual Property owned by the Company, or
(iii) entered into any Agreement under which the Company has granted any Person the right to bring a lawsuit for infringement or misappropriation of any Intellectual Property owned by the Company.

            (n) All disclosures of confidential Intellectual Property by the Company or its designees to third parties have been made pursuant to non-disclosure agreements that protect the confidentiality of such Intellectual Property and restrict the use of such Intellectual Property to an identified purpose. Except as set forth in Section 2.16(n) of the Disclosure Schedule, all former and current employees of the Company have executed non-disclosure agreements that protect the confidentiality of such Intellectual Property and restrict the use of such Intellectual Property to an identified purpose.

                                                               EXECUTION VERSION

            (o) The Company has taken all reasonable precautions to protect the secrecy, confidentiality and value of all trade secrets (including the enforcement by the Company of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in the Company's standard form, and all current and former employees and contractors of the Company have executed such an agreement). The trade secrets are not part of the public knowledge or literature and, to the Knowledge of the Company, have not been used, divulged or appropriate either for the benefit of any Person (other than the Company) or to the detriment of the Company.

            (p) The software products currently licensed by the Company to customers are in substantial conformance with all applicable contractual commitments, express and implied warranties, specifications and the current documentation, whether electronically embedded, written or otherwise, shipped with such software products, except for errors and bugs of the type, scope and nature generally acceptable in the software industry for similar types of software products. The Company has taken all actions customary in the software industry to document the software products and their operation, such that the software, including its source code and documentation, may be understood, modified, and maintained by reasonably competent programmers.

            (q) Except as set forth in Section 2.16(q) of the Disclosure Schedule, the Company has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software that are used or necessary to create, modify, compile, operate or support any software comprising Intellectual Property owned or exclusively licensed by the Company or incorporated into a product or service offering of the Company.

            (r) Neither this Agreement nor the transactions contemplated by this Agreement will result in any third party being granted rights or access to, or the placement in or release from escrow, any Intellectual Property owned by the Company including, but not limited to, source code for any software. Except as set forth in Section 2.16(r) of the Disclosure Schedule, neither the Company nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Intellectual Property owned by the Company including, but not limited to, source code for any software of the Company. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Person acting on their behalf to any Person of any Intellectual Property owned by the Company including, but not limited to, source code for any software of the Company. Section 2.16(r) of the Disclosure Schedule of the Disclosure Schedule identifies each Contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow-holder or any other Person, any Intellectual Property owned by the Company including, but not limited to, source code for any software of the Company, and describes whether the execution of this Agreement or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Intellectual Property owned by the Company including, but not limited to, source code for any software of the Company.

                                                               EXECUTION VERSION

            (s) Software products of the Company are free of any disabling codes or instructions (a "Disabling Code"), and any virus or other intentionally created, undocumented contaminant (a "Contaminant"), that may, or may be used to, provide unauthorized access, or unauthorized modifications or deletions, or otherwise damage or disable the products (or systems which they interact or interoperate with the products) or that may result in damage to any of the foregoing. To the Knowledge of the Company, the components used in or with software products of the Company obtained from third person suppliers are free of any Disabling Codes or Contaminants that may, or may be used to, access, modify, delete, damage or disable any of the products (or systems which they interact or interoperate with such products) or that might result in damage thereto. The Company has taken reasonable steps and implemented reasonable procedures (based on standard industry practices) to ensure that its information technology systems utilized by the Company in the operation of its business are free from Disabling Codes and Contaminants. The Company has in place appropriate disaster recovery plans, procedures and facilities and has taken all reasonable steps to safeguard its information technology systems utilized by the Company in the operation of its business and restrict unauthorized access thereto.

            (t) Section 2.16(t) of the Disclosure Schedule lists all software or other material that is distributed as "free software," "open source software" or under a similar licensing or distribution model (including but not limited to the GNU General Public License, GNU Lesser General Public License, Sun Community Source License (SCSL) or the Sun Industry Standards License (SISL)) ("Open Source Materials") that is used by the Company in any way and describes the manner in which the Open Source Materials were used and, if appropriate, modified and distributed by the Company. Except as set forth on Section 2.16(t) of the Disclosure Schedule, the Company has not (a) incorporated Open Source Materials into, or combined Open Source Materials with, the Company's Intellectual Property or products or services, (b) distributed Open Source Materials in conjunction with the Company's Intellectual Property or products or services, or (c) used Open Source Materials that create, or purport to create, obligations for the Company with respect to the Company's Intellectual Property or products or grant, or purport to grant, to any third party, any rights or immunities under the Company's Intellectual Property (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification or distribution of such Open Source materials that other software incorporated into, derived from or distributed with such Open Source Materials be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge). No Intellectual Property or products of the Company are subject to the terms of license of any such Open Source Materials.

      2.17 Agreements, Contracts and Commitments. Except as set forth in Section
2.17 of the Disclosure Schedule (specifying the appropriate paragraph), neither the Company nor any of its Subsidiaries is a party to, or bound by:

            (a) (i) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson (other than "at will" employment agreements entered into in the ordinary course of business), any agreement, contract or commitment to grant any severance or termination pay (in cash or otherwise) to any employee, or any consulting or sales agreement, contract, or commitment with a firm or other organization;

                                                               EXECUTION VERSION

                  (ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                  (iii) any fidelity or surety bond or completion bond;

                  (iv) any lease of personal property;

                  (v) any lease of real property;

                  (vi) except as provided in Section 2.17(a)(vii) below, any agreement of indemnification or guaranty;

                  (vii) any agreement of indemnification under any End User Agreement that (A) does not eliminate the Company's or its Subsidiaries' potential liability for consequential or incidental damages or (B) place a cap on the potential liability of the Company or its Subsidiaries under such agreement;

                  (viii) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $10,000 individually or $10,000 in the aggregate;

                  (ix) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's or its Subsidiaries' business;

                  (x) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

                  (xi) any purchase order or contract for the purchase of materials involving in excess of $10,000 individually;

                  (xii) any construction contracts;

                  (xiii) any partnership, dealer, distribution, joint marketing, joint venture, strategic alliance, affiliate, development agreement or similar agreement;

                  (xiv) any agreement, contract or commitment to alter the Company's interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

                  (xv) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of the products, technology or services of the Company or its Subsidiaries; or

                                                               EXECUTION VERSION

                  (xvi) other than customer purchase orders, any other agreement, contract or commitment that involves $10,000 individually or $10,000 in the aggregate or more with respect to any Person and is not cancelable without penalty within 30 days.

            (b) Except as set forth in Section 2.17(b) of the Disclosure Schedule, there are no end-user customers that account for greater than five percent (5%) of the Company's net sales. Section 2.17(b) of the Disclosure Schedule contains a list of the Company's 10 largest resellers for each of the audited fiscal year ended December 31, 2003 and the 12 months ended December 31, 2004 and sets forth opposite the name of each such reseller the percentage of net sales attributable to such reseller. During the last 12 months, the Company has not received any written notices or threats of termination from any of such resellers that any such reseller intends or otherwise anticipates a termination or material reduction in the level of business with the Company. True and complete copies of each Contract disclosed in the Disclosure Schedule or required to be disclosed pursuant to this Section 2.17 (each a "Material Contract" and collectively, the "Material Contracts") have been delivered to Parent. Each Material Contract to which the Company is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company enforceable against each of the parties thereto in accordance with its terms, and is in full force and effect with respect to the Company. Each of the Company and its Subsidiaries, as applicable, is in compliance with and has not breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any such Material Contract. No party obligated to the Company pursuant to any such Material Contract has breached, violated or defaulted under such Material Contract, or taken any action or failed to act, such that, with the lapse of time, giving of notice or both, such action or failure to act would constitute such a breach, violation or default under such Material Contract by any such other party.

            (c) All outstanding indebtedness of the Company or its Subsidiaries may be prepaid without penalty.

      2.18 Interested Party Transactions. Except as set forth in Section 2.18 of the Disclosure Schedule, no employee, officer, Shareholder or director of the Company or its Subsidiaries (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest) is indebted to the Company or its Subsidiaries, and neither the Company nor its Subsidiaries is indebted to any employee, officer, Shareholder or director of the Company or its Subsidiaries (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest). Except as set forth in Section 2.18 of the Disclosure Schedule, since January 1, 2003, no officer, director, Shareholder or, to the Knowledge of the Company, other employee of the Company or its Subsidiaries (nor, to the Knowledge of the Company, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property that the Company or its Subsidiaries furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company any goods or services, or (iii) a beneficial interest in any Contract to which the Company or any of its Subsidiaries is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a

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                                                               EXECUTION VERSION

publicly traded corporation shall not be deemed to be an "interest in any entity" for purposes of this Section 2.18. Except as set forth in Section 2.18 of the Disclosure Schedule, there are no agreements, contracts, or commitments with regard to contribution or indemnification between or among any of the Shareholders.

      2.19 Governmental Authorization. Each material consent, license, permit, grant or other authorization (i) pursuant to which the Company or its Subsidiaries currently operates or holds any interest in any of its properties or (ii) which is required for the operation of the Company's or Subsidiaries' business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, "Company Authorizations") has been issued or granted to the Company or its Subsidiaries. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and its Subsidiaries to operate or conduct their business as currently conducted or hold any interest in their properties or assets. Neither the Company nor any of its Subsidiaries is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under the Company Authorizations. None of the Company Authorizations will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

      2.20 Litigation. There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened against the Company, its Subsidiaries, their properties (tangible or intangible) or any of their officers or directors in their capacities as such, nor, to the Knowledge of the Company, is there any reasonable basis therefor. There is no investigation pending or, to the Knowledge of the Company, threatened against the Company, its Subsidiaries or any of their assets (tangible or intangible) or any of its officers or directors by or before any Governmental Entity, nor, to the Knowledge of the Company, is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company or its Subsidiaries to conduct its operations as presently or previously conducted or as presently contemplated to be conducted.

      2.21 Minute Books. The minutes of the Company and its Subsidiaries delivered to counsel for Parent contain complete and accurate records of all actions taken, and summaries of all meetings held, by the Shareholders, the Company's and its Subsidiaries' board of directors (and any committees thereof) since the time of incorporation of the Company and its Subsidiaries, as applicable. At the Closing, the minute books of the Company and its Subsidiaries will be in the possession of the Company and its Subsidiaries, as applicable.

      2.22 Environmental Matters.

            (a) Neither the Company nor any of its Subsidiaries has generated, used, treated, stored, released, discharged or disposed of any Hazardous Materials on any leased real property nor on any other property on which the Company or any of its Subsidiaries has conducted its business and, to the Knowledge of the Company, no Hazardous Materials have been generated, used, treated or stored on, released, discharged or disposed of onto, from or under any Leased Real Property or on any other property on which the Company or any of its Subsidiaries have conducted the Business, in each case, except (i) in compliance with

                                                               EXECUTION VERSION

Environmental Laws, and (ii) in a manner that would not give rise to any Environmental Claim or to any other liability or obligations under Environmental Laws.

            (b) The Company and its Subsidiaries currently hold and at all times have held all permits and other approvals required under Environmental Laws for the conduct of the Business as it is now and has been conducted.

            (c) The Company and its Subsidiaries are and have been in compliance with Environmental Laws with respect to the conduct of the Business.

            (d) There are no pending or, to the Knowledge of the Company, threatened Environmental Claims against the Company or its Subsidiaries.

            (e) Neither the Company nor its Subsidiaries has used any underground storage tanks in connection with the conduct of the Business and, to the Knowledge of the Company, no underground storage tanks, above ground storage tanks, polychlorinated biphenyls, or friable asbestos containing materials now exist nor have existed on the leased real property or on any other property on which the Company or its Subsidiaries have conducted the Business.

            (f) The Company has provided Parent and Merger Sub with true and complete copies of any environmental reports and other documents in its possession or control that relate to Environmental Claims, the Company's compliance with Environmental Law, or to the environmental condition of the Leased Real Property and any other property on which the Company or its Subsidiaries have conducted the Business.

            (g) As used in this Section 2.22:

                  (i) "Environmental Laws" means all federal, state, regional or local statutes, laws, rules, regulations, codes, ordinances, orders, plans, injunctions, decrees, rulings, licenses or judicial or administrative interpretations thereof, or similar laws, all as are currently in existence, issued, or promulgated, any of which govern, or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, waste disposal, hazardous or toxic substances, solid or hazardous waste, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, ordinances, injunctions, decrees, rulings, licenses, or judicial or administrative interpretations thereof, including without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC
Section 9601 et seq. (herein collectively "CERCLA"); the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Section 6901 et seq. (herein, collectively, RCRA"), the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801, et seq. (the "Hazardous Materials Transportation Act"); the Clean Water Act, as amended, 33 U.S.C. Section 1311, et seq. (the "Clean Water Act"); the Clean Air Act, as amended, 42 U.S.C. Section 7401-7642, (the "Clean Air Act"); the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq. (the "Toxic Substances Control Act"), the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. Section 136-136y ("FIFRA"), the Emergency Planning and Community Right-to-Know Act of 1986 as amended 42 U.S.C Section 11001, et seq. (Title III of SARA) ("EPCRA") and similar or related state and local laws.

                                                               EXECUTION VERSION

                  (ii) "Hazardous Materials" shall be construed to include any toxic or hazardous substance, material or waste or constituent thereof, and any other contaminant, pollutant, waste or by-product material whether liquid, solid, semisolid, sludge and/or gaseous, including without limitation, chemicals, compounds, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires or may require investigation or remediation under any Environmental Laws or which are regulated, listed or controlled by, under or pursuant to any Environmental Laws, or which has been determined or interpreted by any Governmental Entity to be a hazardous or toxic substance regulated under any Environmental Laws.

                  (iii) "Environmental Claims" shall mean all administrative, regulatory or judicial actions, suits, demands, demand letters, notice letters, claims, liens, notices of non-compliance or violation, investigations, actions or proceedings relating to Hazardous Materials, Environmental Laws or Environmental Permits by (a) governmental or regulatory authorities for enforcement, cleanup, cost recovery, removal, response, remedial or other actions or damages (including, but not limited to, natural resource damages) pursuant to any applicable Environmental Laws, and (b) any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

      2.23 Brokers' and Finders' Fees; Third Party Expenses. Except as set forth in Section 2.23 of the Disclosure Schedule, neither the Company nor its Subsidiaries has incurred, nor will either incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby. Section
2.23 of the Disclosure Schedule sets forth the Company's current reasonable estimate of all Third Party Expenses (as defined below) expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

      2.24 Employee Benefit Plan and Compensation.

            (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

                  (i) "Affiliate" as used in this Section 2.24 shall mean each Subsidiary of the Company and any other person or entity under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

                  (ii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

                  (iii) "Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written,

                                                               EXECUTION VERSION

unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate, or with respect to which the Company, or any Affiliate has or may have any liability or obligation, for the benefit of any Employee, including any International Employee Plan.

                  (iv) "DOL" shall mean the United States Department of Labor.

                  (v) "Employee" shall mean any current or former employee, consultant or director of the Company or any Affiliate.

                  (vi) "Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, contract, or understanding (including, without limitation, any offer letter or any agreement providing for compensation or benefits) between the Company or any Affiliate and any Employee.

                  (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended.

                  (ix) "HIPAA" shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

                  (x) "International Employee Plan" shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any Affiliate, whether formally or informally, or with respect to which the Company or any Affiliate will or may have any liability with respect to Employees who perform services outside the United States.

                  (xi) "IRS" shall mean the United States Internal Revenue Service.

                  (xii) "Multiemployer Plan" shall mean any Pension Plan, which is a "multiemployer plan," as defined in Section 3(37) of ERISA.

                  (xiii) "Pension Plan" shall mean each Company Employee Plan that is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

            (b) Schedule. Section 2.24(b) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Neither the Company nor any Affiliate has made any plan or commitment to establish any new Company Employee Plan or Employee Agreement (other than "at will" employment agreements entered into in the ordinary course of business), to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement). Section 2.24(b) of the Disclosure Schedule sets forth a table setting forth the name and salary of each employee of the Company and each Affiliate as of the date hereof. To the Knowledge of the Company, no employee listed on Section 2.24(b) of

                                                               EXECUTION VERSION

the Disclosure Schedule intends to terminate his or her employment for any reason, other than in accordance with the employment arrangements provided for in this Agreement.

            (c) Documents. The Company and each Affiliate has provided to Parent
(i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents, (ii) the most recent annual actuarial valuations, if any , prepared for each Company Employee Plan, (iii) the three
(3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (vi) all material written agreements and contracts relating to each Company Employee Plan, including, without limitation, administrative service agreements and group insurance contracts,
(vii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company, (viii) all correspondence to or from any governmental agency relating to any Company Employee Plan, (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law), (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (xi) all discrimination tests for each Company Employee Plan for the three (3) most recent plan years,
(xii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan, (xiii) all "HIPAA Privacy Notices" and all "Business Associate Agreements" to the extent required under HIPAA and (xiv) all IRS determination opinion, notifications and advisory letters issued with respect to each Company Employee Plan and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter.

            (d) Employee Plan Compliance. The Company and each of its Affiliates have performed all obligations required to be performed by them under, are not in default or violation of, and the Company has no Knowledge of any default or violation by any other party to any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained a favorable determination letter (or notification, advisory, or opinion letter, as applicable) as to its qualified status under the Code. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than

                                                               EXECUTION VERSION

routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each Affiliate have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

            (e) No Pension or Welfare Plans. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Title IV of ERISA, Section 412 of the Code or a "funded welfare plan" within the meaning of Section 419 of the Code.

            (f) No Self-Insured Plan. Except as set forth in Section 2.24(f) of the Disclosure Schedule, neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including, without limitation, any such plan pursuant to which a stop-loss policy or contract applies).

            (g) Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company nor any Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in
Section 413 of the Code.

            (h) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

            (i) COBRA; FMLA; HIPAA. The Company and each Affiliate has, prior to the Effective Time, complied with COBRA, FMLA, HIPAA, the Women's Health and Cancer Rights Act of 1998, the Newborns' and Mothers' Health Protection Act of 1996, and any similar provisions of state law applicable to its Employees. To the extent required under HIPAA and the regulations issued thereunder, Company and each Affiliate has, prior to the Effective Time, performed all obligations under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 164), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), and the security requirements of HIPAA (45 C.F.R. Part 142). Neither the Company nor any of its Affiliates has unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

                                                               EXECUTION VERSION

            (j) Effect of Transaction. Except as contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby of will (either alone or upon the occurrence of any additional or subsequent events) (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any Employee,
(ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any Affiliate or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.

            (k) Parachute Payments. There is no agreement, plan, arrangement or other contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code. There is no agreement, plan, arrangement or other contract by which the Company or any of its Affiliates is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 2.24(k) of the Disclosure Schedule lists all persons who the Company reasonably believes are "disqualified individuals" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

            (l) Employment Matters. The Company and each Affiliate is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no action, suits, claims or administrative matters pending, or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company, any Affiliate, or any of their Employees relating to any Employee, Employee Agreement or Company Employee Plan (other than claims for benefits). There are no pending or threatened or reasonably anticipated claims or actions against Company, any Affiliate, any Company trustee or any trustee of any Affiliate under any worker's compensation policy or long-term disability policy. The services provided by each of the Company's, and each Affiliates' Employees is terminable at the will of the Company and its Affiliates. Section 2.24(l) of the Disclosure Schedule lists all liabilities of the Company to any Employee that result or would result as a result of the consummation of the transactions set forth herein and lists any severance or change of control agreements between the Company and any employee. Neither the Company nor any Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

                                                               EXECUTION VERSION

            (m) Labor. No work stoppage or labor strike against the Company or any Affiliate is pending, or, to the Knowledge of the Company, threatened or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or threatened or reasonably anticipated relating to any labor matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints. Neither the Company nor any Affiliate has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither the Company nor any Affiliate does presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. Neither the Company nor any Affiliate has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law that remains unsatisfied.

            (n) No Interference or Conflict. No Shareholder, director, officer, Employee or consultant of the Company or any of its Affiliates is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person's efforts to promote the interests of the Company or any of its Affiliates or that would interfere with the Company's business. To the Knowledge of the Company, neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business as presently conducted or proposed to be conducted nor any activity of such officers, directors, Employees or consultants in connection with the carrying on of the Company's business as presently conducted or currently proposed to be conducted will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, Employees, or consultants is now bound.

            (o) International Employee Plan. Each International Employee Plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law or as set forth in Section 2.24(o) of the Disclosure Schedule, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason without liability to the Company or its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).

      2.25 Insurance. Section 2.25 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries since January 1, 2004, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company or its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company or its Subsidiaries has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, and each of the Company and its

                                                               EXECUTION VERSION

Subsidiaries is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Except as set forth in Section 2.25 of the Disclosure Schedule, the Company has no Knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any of such policies. Except as set forth in
Section 2.25 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

      2.26 Compliance with Laws. Each of the Company and its Subsidiaries has complied with, is not in violation of, and, except as set forth in Section 2.26 of the Disclosure Schedule, has not received any written notices of violation with respect to, any foreign, federal, state or local statute, law or regulation, including any applicable licenses and permits for the export of the Company Products.

      2.27 Foreign Corrupt Practices Act. The Company (including any of its officers, directors, employees and others acting on behalf of the Company) has not taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.

      2.28 Warranties; Indemnities. Except for the warranties and indemnities contained in those Contracts set forth in Section 2.28 of the Disclosure Schedule and warranties implied by law, the Company has not given any warranties or indemnities relating to Company Products or Intellectual Property licensed or sold or services rendered by the Company or its Subsidiaries.

      2.29 Spreadsheet. The information contained in the Spreadsheet shall be complete and correct as of the Closing Date.

      2.30 Complete Copies of Materials. The Company has delivered to Parent or made available to Parent true and complete copies of each document identified in the Disclosure Schedule.

      2.31 Representations Complete. To the Knowledge of the Company, none of the representations or warranties made by the Company or the Shareholders (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company or the Shareholders pursuant to this Agreement, taken together as a whole, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE III

             FURTHER REPRESENTATIONS AND WARRANTIES RELATING TO THE
                                  SHAREHOLDERS

      Except as set forth in the Disclosure Schedule furnished to Parent specifically identifying the corresponding numbered section of this Agreement, the Company hereby represents and warrants to Parent and Merger Sub, as follows:

                                                               EXECUTION VERSION

      3.1 Ownership of Company Capital Stock. Each Shareholder is the sole record and beneficial owner of the Company Capital Stock designated as being owned by such Shareholder opposite such Shareholder's name in Section 2.2(a) of the Disclosure Schedule, except as otherwise noted in Section 2.2(a) of the Disclosure Schedule. Such Company Capital Stock constitutes all of the Company Capital Stock owned, beneficially or of record, by such Shareholder, and such Shareholder has no options, warrants or other rights to acquire Company Capital Stock.

      3.2 Authority. Each Shareholder that is an entity has all requisite power and authority and each Shareholder that is an individual has capacity to enter into any Related Agreements to which it, he or she, as the case may be, is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of any Related Agreements to which such Shareholder is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, if any, on the part of such Shareholder and no further action is required on the part of such Shareholder to authorize any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. Each of the Related Agreements to which such Shareholder is a party have been duly executed and delivered by such Shareholder, and constitute the valid and binding obligations of such Shareholder, enforceable against each such party in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

      3.3 No Conflict. The execution and delivery by each Shareholder of any Related Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby will not, (A) Conflict with (i) any provision of the charter documents of such Shareholder if such Shareholder is an entity, (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which such Shareholder or any of its properties or assets is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Shareholder or its properties or assets or (B) result in the creation or imposition of any Lien on any asset of the Company.

      3.4 Brokers' and Finders' Fees. Except as set forth in Section 3.4 of the Disclosure Schedule, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of such Shareholder who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

                                                               EXECUTION VERSION

      4.1 Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and the State of Delaware, respectively.

      4.2 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement and any Related Agreements to which Parent and Merger Sub are parties have been duly executed and delivered by Parent and Merger Sub and constitute the valid and binding obligations of Parent and Sub, enforceable against each of Parent and Merger Sub in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

      4.3 Conflicts. The execution and delivery of this Agreement and any Related Agreement to which Parent or Merger Sub is a party do not, and the consummation of the transactions contemplated hereby will not result in any Conflict with (i) any provision of the articles of incorporation or bylaws of Parent or certificate of incorporation or bylaws of Merger Sub, as amended, (ii) any resolution adopted by the board of directors of Parent or its Subsidiaries,
(iii) any material Contract of Parent or its Subsidiaries, or (iv) any judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its subsidiaries or any of their respective properties (whether tangible or intangible) or assets.

      4.4 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Merger Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act and any other antitrust or other competition laws of other jurisdictions, and (ii) the filing of the Certificate of Merger with the Delaware Secretary of State.

      4.5 Brokers' and Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or its authorized to act on behalf of such Parent or Merger Sub who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

      4.6 Litigation. There is no action, suit, claim or proceeding of any nature pending or, to the knowledge of Parent, threatened against Parent, its Subsidiaries, their properties (tangible or intangible) or any of their officers or directors in their capacities as such that is reasonably likely to prevent or delay Parent or Merger Sub in any material respect from performing its obligations under, or consummating the transactions contemplated by, this Agreement.

                                                               EXECUTION VERSION

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

      5.1 Public Disclosure. No party shall issue any statement or communication to any third party (other than their respective agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the prior consent of the other party; provided, however, that Parent may make any public disclosure it believes in good faith is required by applicable law or any requirement of The Nasdaq National Market and the Company may make any disclosures permitted under
Section 5.3 hereof.

      5.2 Shareholder Approval. The Company will use commercially reasonable efforts to obtain and deliver the shareholder written consent setting forth the unanimous approval of the Merger, this Agreement and the transactions contemplated hereby by the Shareholders, which shall also include and constitute the approval by the Shareholders of: (i) the escrow and indemnification obligations set forth in Article VIII hereof and the deposit of the Parent Escrow Amount and the Company Escrow Amounts, and (ii) the appointment of Tad Witkowicz as the Shareholder Representative.

      5.3 Acquisition Proposals.

            (a) From the date hereof until the Effective Time, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director, employee, representative or agent of the Company or any of its Subsidiaries (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by the Company or any of its Subsidiaries) to, directly or indirectly, (i) solicit, initiate, encourage or take any other action to in any way facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to (including by way of furnishing information or assistance) an Acquisition Proposal, (ii) engage in or otherwise participate in any negotiations or discussions concerning, or provide any information to any Person relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal. The Company and its Subsidiaries shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and enforce any confidentiality agreements to which it or any Company Subsidiary is a party. The Company will immediately notify Parent orally and in writing if any Acquisition Proposal is made, or any information is requested by any Person with respect to any Acquisition Proposal or which could lead to an Acquisition Proposal, which notice shall include the material terms of the Acquisition Proposal and the identity of the party making such proposal.

            (b) Notwithstanding the first sentence of Section 5.3(a), the Company may negotiate or otherwise engage in discussions with, and furnish nonpublic information to, any Person in response to an unsolicited Acquisition Proposal by such Person if (i) the Company Board determines in good faith after consultation with and advice from the Company's attorneys and financial advisors that such Acquisition Proposal constitutes a Superior Proposal and (ii) such Person executes a confidentiality agreement no less favorable to the Company than the

                                                               EXECUTION VERSION

Confidentiality Agreement executed by Parent and the Company; and following receipt of a Superior Proposal, the Company Board may withdraw or modify any recommendation relating to this Agreement or the Merger, if the Company Board determines in good faith after consultation with and advice from the Company's attorneys and financial advisors that failure to take such action would be inconsistent with its fiduciary duties to shareholders under applicable law.

      5.4 Shareholder, Optionholders and Director Releases. The Company shall use commercially reasonable efforts to cause each of the Shareholders and Optionholders to execute the Release of the Shareholders and Optionholders in the form attached hereto as Exhibit B-1 (the "Shareholders/Optionholders Release"), and each member of the Board of Directors of the Company to execute the Release of the Directors in the form attached hereto as Exhibit B-2 (the "Director Release").

      5.5 Consents. The Company shall use its commercially reasonable efforts to obtain prior to the date of this Agreement, all necessary consents, waivers and approvals of any parties to any Material Contract as are required thereunder and under this Agreement in connection with the Merger or for any such Material Contracts to remain in full force and effect, all of which are listed in Section
2.6 of the Disclosure Schedule, so as to preserve all rights of, and benefits to, the Company under such Contract from and after the Effective Time. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent.

      5.6 Conduct of the Business. From the period from the date of this Agreement and continuing until the Closing, except as expressly contemplated or permitted by this Agreement, or with the prior consent of Parent, the Company shall carry on its business in the ordinary course consistent with past practice. During such period, the Company will use its commercially reasonable efforts to (x) preserve the business intact; (y) keep available to the Company the present services of the employees of the Company and its Subsidiaries, and
(z) preserve for itself and Parent the goodwill of the customers of the Company and its Subsidiaries and others with whom the Company and its Subsidiaries has business relationships. Without limiting the generality of the foregoing, except
(i) with the prior written consent of Parent, or (ii) as contemplated in this Agreement, the Company shall not engage in any activity listed in Section 2.11 of this Agreement, except as set forth on Section 5.6 of the Disclosure Schedule.

      5.7 New Employment Benefits. Parent agrees to provide each employee of the Company or its Subsidiaries who receives and accepts an offer of full-time employment from Parent, the Company or the Company's Subsidiaries prior to the Effective Time and is an employee of Parent, the Surviving Corporation or the Surviving Corporation's Subsidiaries immediately following the Effective Time (collectively, the "Transferred Company Employees") with the types and levels of employee benefits maintained by Parent for similarly situated employees of Parent. Parent shall give Transferred Company Employees full credit for all "years of service," as that term is defined in Section 411(a)(5) of the Code, with the Company and its Subsidiaries (to the extent the Company gave effect) as if such service was with Parent, for purposes of eligibility, vesting and calculation of benefits under vacation plans or policies maintained by Parent or the Company.

      5.8 Closing Date Cash Balance Statement. At the Closing, the Company shall prepare and deliver to Parent a cash balance statement from the Company's bank, which shall set

                                                               EXECUTION VERSION

forth the Company's cash balance as of the Closing and shall be accompanied by a certificate from the Company in a form acceptable to Parent (the "Closing Date Cash Balance Statement").

      5.9 Statement of Expenses. At the Closing, the Company shall provide Parent with a statement of Third Party Expenses incurred by the Company prior to the Closing Date (the "Statement of Expenses").

      5.10 Spreadsheet. The Company shall deliver to Parent and the Exchange Agent on the Closing Date a spreadsheet (the "Spreadsheet") substantially in the form attached hereto on Section 5.10 to the Disclosure Schedule, which spreadsheet shall be certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing and which shall include as of the Closing, (i) all Shareholders and their respective addresses, the number of shares of Company Capital Stock held by such persons (including the respective certificate numbers), whether such shares constitute Company Unvested Common Stock (including, for each certificate, the number of shares that are vested as of the Closing), the date of acquisition of such shares, the per share Initial Consideration applicable to each holder, the amount of cash to be deposited into the Escrow Fund on behalf of each holder, and such other information relevant thereto, and (ii) all holders of Company Options, the number of shares of Company Capital Stock underlying each such Company Option, the grant dates of such Company Options and the vesting arrangement with respect to such Company Options and indicating whether such Company Options are incentive stock options or non-qualified stock options, and such other information relevant thereto or which Parent may reasonably request.

      5.11 Preservation of Books and Records; Post-Closing Access. From and after the Effective Time, Parent and the Surviving Corporation agree to preserve and keep the books and records relating to the Company and its Subsidiaries (the "Books and Records") for a period of five (5) years in accordance with Parent's document retention Policies and procedures and shall make the Books and Records available to the Shareholder Representative as may be reasonably required in connection with any legal proceedings against or governmental investigations of the Shareholders or government reporting obligation of the Represented Parties or for any other reasonable business purpose arising from or relating to this Agreement, during regular business hours and upon the prior written request thereto by the Shareholder Representative; provided, however, that the Shareholder Representative shall not be entitled to such access for purposes adverse or potentially adverse to Parent or the Surviving Corporation, as reasonably determined by Parent except as required by law or Governmental Entity. In the event that Parent or the Surviving Corporation wishes to move or destroy any such books or records, such party shall first give 10 days prior written notice to the Shareholder Representative, including the address of the location to which such books or records shall be moved. Notwithstanding the foregoing, Parent or the Surviving Corporation, as the case may be, may restrict the Shareholder Representative's access to the Books and Records to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to Parent or the Surviving Corporation may reasonably require Parent or the Surviving Corporation to restrict or prohibit access to any such information. Such access shall also be subject to the granting party's reasonable security measures and insurance requirements. Additionally, all access by the Shareholder Representative to the Books and Records shall be conditioned upon entering into a confidentiality agreement in a form reasonably satisfactory to Parent which shall prohibit the use of information obtained by such access to the Books and Records in any manner adverse to

                                                               EXECUTION VERSION

Parent or the Surviving Corporation, including, but not limited to, competing or preparing to compete with the Parent or the Surviving Corporation.

      5.12 Additional Documents and Further Assurances. Each party hereto, at the reasonable request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

      5.13 Source Code Escrow. On or before the Closing Date, Parent shall make the Shareholder Representative a beneficiary to Parent's general source code escrow agreement (a copy of which has been previously delivered to the Company) and within 30 days after the Closing Date, Parent shall deposit into such source code escrow all source code of the Company and its subsidiaries as of the Closing Date and all documentation related thereto (collectively, "Company Source Code/Documentation"), and provide a notice to the escrow agent to Parent's general source code agreement that expressly notifies such escrow agent that (i) the Shareholder Representative is a beneficiary to the Parent's general source code agreement with respect to the Company Source Code/Documentation by designating the Shareholder Representative as a "Licensee" and (ii) the Company Source Code/Documentation would be released to the Shareholder Representative under the conditions set forth in this Section 5.13. Parent agrees that in the event that Parent submits a claim for indemnification pursuant to Article VIII (including a Third Party Claim) related to Company Intellectual Property or such other indemnification claim that it is necessary or desirable for the Shareholder Representative to have Company Source Code/Documentation to investigate and/or defend such claim, then such Company Source Code/Documentation shall be immediately released to the Shareholder Representative for such purpose. Once such indemnification claim has been resolved, or if the Shareholder Representative no longer needs or desires such Company Source Code/Documentation to investigate and/or defend such claim, the Shareholder Representative shall return such Company Source Code/Documentation, and all copies, notes or other information derived therefrom.

      5.14 Certain Tax Matters.

            (a) Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company or its Polish Subsidiary and a Person (other than the Company or its Polish Subsidiary) shall be terminated as of the Closing Date and, after the Closing Date, neither the Company nor its Polish Subsidiary shall be bound thereby or have any liability thereunder.

            (b) Preparation of Tax Returns; Payment of Taxes. The Company shall prepare and file, or cause to be prepared and filed, all Tax returns of or which include the Company and its Subsidiaries that are required to be filed (after giving effect to any valid extension of time in which to make such filing) on or prior to the Closing Date. The Company shall pay (or cause to be paid) all Taxes shown due with respect to such Tax returns.

            (c) Tax Proceedings.

                                                               EXECUTION VERSION

                  (i) Parent shall notify the Shareholder Representative in reasonable detail of the receipt from a taxing authority of any notice of the commencement of any Tax audit, examination or judicial or administrative proceeding or receipt from a taxing authority of any proposed adjustment, demand or notice of deficiency which if determined adversely to the relevant taxpayer or after the lapse of time could be grounds for indemnification by the Shareholders under Article VIII (each, a "Tax Proceeding").

                  (ii) Notwithstanding anything in this Section 5.13 to the contrary, with respect to any Tax Proceeding, (A) Parent shall (x) control and direct such Tax Proceeding through representatives of its own choosing and (y) keep the Shareholder Representative reasonably informed of any significant developments in such Tax Proceeding; (B) to the extent required, the Shareholder Representative shall promptly execute or cause to be executed by the relevant taxpayer reasonable powers of attorney or other documents authorizing such representatives of the party controlling such Tax Proceeding to act in connection with such Tax Proceeding; and (C) Parent shall not pay or compromise any Tax liability asserted in such Tax Proceeding for which indemnification is available hereunder without the Shareholder Representative's prior written consent, which consent shall not be unreasonably withheld or delayed.

                  (iii) Parent and the Shareholder Representative shall cooperate fully in connection with any Tax Proceeding. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making the Shareholder Representative or his representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and the Shareholder Representative further agree, upon request, to use their best efforts to obtain any certificate or other document from any taxing authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

      5.15 Supplements to Disclosure Schedule. The Company shall supplement or amend the Disclosure Schedule with respect to any matter arising after the date of this Agreement which, if existing, occurring, or known as of the date of this Agreement, would have caused any representation or warranty made by the Company in this Agreement to not be true and accurate or which is necessary to correct any information in such materials which has been rendered materially inaccurate thereby. No such supplement or amendment to such materials shall be deemed to have modified the representations, warranties and covenants of the Company for the purpose of determining whether the conditions precedent of this Agreement have been satisfied (including whether the condition in Section 6.2(a)); provided, however, that such supplement shall be deemed to have modified the representations, warranties and covenants of the Company for purposes of determining whether any representation or warranty is inaccurate or has been breached or whether there has been any failure to perform or breach of any covenant contained herein for which an Indemnified Party would be entitled to indemnification hereunder.

                                                               EXECUTION VERSION

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

      6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party hereto to consummate the Merger is subject to the fulfillment or written waiver by Parent and the Company prior to the Effective Time of each of the following conditions:

            (a) Shareholder Approvals. This Agreement and the Merger shall have been duly adopted by the consent of the stockholders of the Company, with the sole exception of those stockholders set forth in Section 6.1 of the Disclosure Schedule.

            (b) No Injunction. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

            (c) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

      6.2 Conditions to Obligation of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is also subject to the fulfillment or written waiver by Parent prior to the Effective Time of each of the following conditions:

            (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date); provided, however, that Parent shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

            (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

            (c) Closing Deliveries. Parent shall have received the closing deliveries listed in Section 7.1 of this Agreement.

            (d) Termination of Plan. The obligations set forth in Section 1.6(c) with respect to the Termination of the Plan shall have occurred.

                                                               EXECUTION VERSION

            (e) Redemption. The Redemption transactions with each of the Redemption Shareholders shall be completed.

            (f) Material Adverse Effect. From the date of this Agreement and the Closing Date, there shall not have occurred any event, development, state of circumstances, facts, or condition of any character that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      6.3 Conditions to Obligation of Company. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Effective Time of each of the following conditions:

            (a) Representations and Warranties. The representations and warranties of the Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date); provided, however, that the Company shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

            (b) Performance of Obligations of Parent and Merger Sub. The Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of the Parent and Merger Sub by the appropriate officers of the Parent and Merger Sub to such effect.

            (c) Closing Deliveries. The Company shall have received the closing deliveries listed in Section 7.2 of this Agreement.

                                  ARTICLE VII

                        CLOSING DELIVERIES OF THE PARTIES

      7.1 Closing Deliveries of the Company and the Shareholders. At the Closing, the Company shall deliver the following documents to Parent and/or Merger Sub.

            (a) Merger Certificate. The Company shall deliver to Parent for filing with the Secretary of State of the State of Delaware a properly completed and fully executed Certificate of Merger.

            (b) Shareholder, Optionholders and Director Releases. Each of the Shareholders (other than those Shareholders set forth in Section 6.1 of the Disclosure Schedule) shall execute and deliver the Shareholders Release. Optionholders representing 90% of the shares of Company Capital Stock into which the Company Options outstanding immediately prior to the Effective Time may be exercised shall execute and deliver the Shareholders Release. Each member of the Board of Directors of the Company shall execute and deliver the Director Release.

                                                               EXECUTION VERSION

            (c) Governmental and Third Party Consents. The Company shall deliver to Parent all necessary consents, waivers and approvals of parties to any Contract (including Lease Agreements or any insurance policies) set forth on
Section 2.6 to the Disclosure Schedule and any necessary consents, waivers and approvals of Governmental Entities.

            (d) Non-Competition and Non-Solicitation Agreements. The Company shall provide evidence satisfactory to Parent that each Key Employee (i) has executed and delivered a Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit C and (ii) such Non-Competition and Non-Solicitation Agreement shall be in effect as of the Effective Time.

            (e) Resignation of Officers and Directors. The Company shall provide evidence satisfactory to Parent that (effective as of the Effective Time) each of the officers and directors of the Company and each of its Subsidiaries in their capacities as such officers and directors has resigned and each such resignation shall be in effect as of the Effective Time. Such resignations shall include full releases of the Company and its Subsidiaries in form satisfactory to Parent.

            (f) Closing Date Cash Balance Statement. The Company shall deliver the Closing Date Cash Balance Statement pursuant to Section 5.6 hereof.

            (g) Statement of Expenses. The Company shall deliver the Statement of Expenses pursuant to Section 5.9.

            (h) Spreadsheet. The Company shall deliver to Parent the Spreadsheet, which shall be certified as complete and correct by the Chief Executive Officer and the Chief Financial Officer of the Company.

            (i) Legal Opinion. Parent shall have received a legal opinion from legal counsel to the Company, substantially in the form attached hereto as Exhibit D.

            (j) Certificate of Secretary of Company. The Company shall deliver a certificate, validly executed by the Secretary of the Company, certifying as to
(i) the terms and effectiveness of the Charter Documents, (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder were unanimously approved by the Board of Directors), and (iii) that the Shareholders have adopted and approved the Merger, this Agreement and the transactions contemplated hereby.

            (k) Certificate of Good Standing. The Company shall deliver a long-form certificate of good standing from the Secretary of State of the State of Delaware or, in the case of the Company's Subsidiaries, the applicable Governmental Entities in their respective jurisdictions of organization or incorporation, all of which are dated within 5 days prior to Closing with respect to the Company and each of its Subsidiaries.

            (l) Certificate of Status of Foreign Corporation. The Company shall deliver a Certificate of Status of Foreign Corporation of each of the Company and each of its Subsidiaries from the applicable Governmental Entity in each jurisdiction where it is required to be qualified to do business, all of which are dated within 5 days prior to the Closing.

                                                               EXECUTION VERSION

            (m) FIRPTA Certificate. Parent shall have received a copy of a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligation under Treasury Regulation Section 1.1445-2(c)(3), validly executed by a duly authorized officer of the Company.

            (n) Escrow Agreement. The Company and the Shareholder Representative shall execute and deliver an escrow agreement, the form of which is attached as Exhibit E (the "Escrow Agreement").

            (o) Redemption. Each of the Redemption Shareholders shall have executed and delivered a redemption agreement substantially in the form attached hereto as Exhibit G.

      7.2 Closing Deliveries of Parent. At the Closing, Parent shall deliver the following to the Company and/or the Shareholders, as appropriate.

            (a) Merger Consideration. Parent shall deliver the Initial Consideration and deposit the Parent Escrow Amount and the Company Escrow Amount, as provided in Article I.

            (b) Escrow Agreement. Parent shall execute and deliver the Escrow Agreement.

            (c) Merger Certificate. Parent shall deliver to the Shareholder Representative a copy of the fully-executed Certificate of Merger, and, after receipt of the filed Certificate of Merger from the Secretary of State of the State of Delaware, a copy of such filed certificate.

            (d) Certificate of Secretary of Parent. The Parent shall deliver a certificate, validly executed by the Secretary of the Parent, certifying as to
(i) the terms and effectiveness of the Charter Documents for Parent and Merger Sub, (ii) to the extent required by Law, the valid adoption of resolutions of the Board of Directors of the Parent and Merger Sub (whereby the Merger and the transactions contemplated hereunder were approved by the Board of Directors), and (iii) that the shareholders of Parent and Merger Sub, to the extent required by Law or the Charter Documents, have adopted and approved the Merger, this Agreement and the transactions contemplated hereby.

            (e) Certificate of Good Standing. The Parent shall deliver a long-form certificate of good standing from the Secretary of State of the State of Michigan or, in the case of Merger Sub, the applicable Governmental Entities in their respective jurisdictions of organization or incorporation, all of which are dated within 5 days prior to Closing with respect to the Parent and Merger Sub.

            (f) Legal Opinion. Company shall have received a legal opinion from legal counsel to the Parent, substantially in the form attached hereto as Exhibit F.

            (g) Third Party Consents. The Parent shall deliver to the Company all material consents, waivers and approvals of parties to any Contract and any necessary consents, waivers and approvals of Governmental Entities.

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                                                               EXECUTION VERSION

            (h) Company Source Code/Documentation. The Parent shall deliver to the Company a copy of the notice described in Section 5.13.

                                  ARTICLE VIII

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                             INDEMNIFICATION; ESCROW

      8.1 Survival of Representations and Warranties. The representations and warranties of the Company and Parent contained in Article II, Article III and
Article IV of this Agreement, respectively, or in any certificate or other instruments delivered at the Closing pursuant to this Agreement, shall survive for a period of twenty-four months following the Closing Date.

      8.2 Indemnification. Upon the Closing, Parent and its officers, directors, Affiliates (including the Surviving Corporation), employees, agents and representatives (each an "Indemnified Party," collectively, the "Indemnified Parties"), shall be entitled to be indemnified from the Parent Escrow Amount held in the Parent Escrow Fund against all claims (including without limitation Third Party Claims), losses, liabilities, damages, diminutions in value, deficiencies, costs, interest, awards, amounts paid in settlement, judgments, penalties, and expenses, including reasonable attorneys' and consultants' fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a "Loss" and collectively "Losses"), incurred or sustained by the Indemnified Parties, or any of them, directly or indirectly, arising out of or related to (i) any breach or inaccuracy of a representation or warranty of the Company, the Shareholders or Optionholders, as applicable, contained in this Agreement, any Related Agreement or in any certificate or other instruments delivered at the Closing pursuant to this Agreement, (ii) any failure by the Company or the Shareholders, as applicable, to perform or comply with any covenant applicable to any of them contained in this Agreement, any Related Agreement or in any certificate or other instruments delivered at the Closing pursuant to this Agreement or any Related Agreement, (iii) any claim involving or related to the Redemption, and the per share price difference of such Redemption, on the one hand, and the Merger Consideration and Additional Consideration, on the other hand, paid hereunder, including appraisal rights, dissenters' rights, breach of fiduciary duty or the effectiveness of the Shareholders/Optionholders Release and Directors Release, (iv) any Excess Third Party Expenses, (v) any claim against an Indemnified Party by a Shareholder, Optionholder, or Redemption Shareholder with respect to any action taken or not taken by the Shareholder Representative, (vi) any Losses (including any loss of deductions by the Surviving Corporation) resulting from any payment to any Employee that is determined to constitute an "excess parachute payment within the meaning of Section 280G(b)(1) of the Code, (vii) any liability of the Surviving Corporation under that certain engagement letter, dated January 7, 2005, by and between the Company and W R Hambrecht & Co., or (viii) any liability for Taxes of the Company or its Polish Subsidiary incurred with respect to or arising out of the sale, license or transfer of Intellectual Property by or from the Polish Subsidiary to the Company. No Shareholder, director or officer of the Company shall have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Parent with respect to any Loss claimed by an Indemnified Party.

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                                                               EXECUTION VERSION

      8.3 Third Party Claims.

            (a) Promptly after receipt by any Indemnified Party of notice of the commencement of any action by a third party in respect of which, if successful, the Indemnified Party would be entitled to indemnification hereunder (a "Third Party Claim"), the Indemnified Party shall notify each person that is obligated to provide such indemnification (an "Indemnifying Party") thereof in writing, but any failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is actually prejudiced thereby.

            (b) The Indemnifying Party may assume control of the defense of the Indemnified Party against the Third Party Claim with counsel reasonably satisfactory to such Indemnified Party:

                  (i) within 30 days after receipt of such written notice, the Indemnifying Party confirms in writing that the Indemnifying Party will defend the Indemnified Party from and against the Losses the Indemnified Party may incur as a result of or arising out of the Third Party Claim; provided that such confirmation shall not obligate the Indemnifying Party to indemnify the Indemnified Party;

                  (ii) the Third Party Claim does not seek an order, injunction, non-monetary or other equitable relief against the Indemnified Party which the Indemnified Party (in the case of Parent, acting reasonably through its board of directors) determines reasonably and in good faith could, if successful, materially interfere with or adversely affect in any material respect the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party;

                  (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently, keeps the Indemnified Party informed of material developments with respect to the Third Party Claim and consults with the Indemnified Party prior to making material strategic decisions with respect to the defense of the Third Party Claim.

            (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim and the conditions set forth in Section 8.3(b) hereof are being met:

                  (i) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; provided, however, that the employment of such counsel shall be at the expense of the Indemnifying Party if the Indemnified Party determines in good faith that such participation is appropriate in light of defenses not available to the Indemnifying Party, conflicts of interest or other similar circumstances or if the Parent Escrow Fund has been depleted;

                  (ii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such claim or ceasing to defend against such claim (with such approval not to be unreasonably withheld, conditioned or delayed);

                  (iii) no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement (without the prior written approval of the Indemnified Party) that

                                                               EXECUTION VERSION

does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such claim (with such approval not to be unreasonably withheld, conditioned or delayed); and

                  (iv) the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation and of liaison counsel for the Indemnified Party; provided, however, that the Indemnifying Party shall be liable for such legal expenses if the Indemnified Party determines in good faith that the incurrence of the same is appropriate in light of defenses not available to the Indemnifying Party, conflicts of interest or other similar circumstances or if the Parent Escrow Amount has been depleted.

            (d) If any of the conditions set forth in Section 8.3(b) above becomes unsatisfied, the Indemnified Party shall, after reasonable written notice to the Indemnifying Party, have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefor out of the Parent Escrow Amount. The reimbursement of fees, costs and expenses required by this Section 8.3 shall be made from the Parent Escrow Fund by periodic payments during the course of the investigations or defense, as and when bills are received or expenses incurred.

      8.4 Escrow Fund; Escrow Period; Remedy.

            (a) By virtue of this Agreement and to satisfy the indemnity obligations provided for in Section 8.2 hereof, at the Effective Time, Parent will deposit with the Escrow Agent the Parent Escrow Amount, such deposit of the Parent Escrow Amount to constitute an escrow fund (the "Parent Escrow Fund") to be governed by the terms set forth in the Parent Escrow Agreement. The Indemnification Escrow Amount shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VIII for a period of two years after the date hereof (the "Escrow Period"). The right of the Indemnified Parties to seek indemnification shall be limited solely and exclusively to the Parent Escrow Amount. Subject to Section 8.4(b) below, after the Escrow Period, any remaining portion of the Parent Escrow Fund shall be distributed to the Represented Parties in accordance with the Parent Escrow Agreement (less any amounts to cover any outstanding indemnification claims), and no Person shall then have any further liability to the Indemnified Parties for claims related to this Agreement, except with respect to fraud as set forth in Section 8.4(b) below.

            (b) If any claims for indemnification have been made pursuant to this Article VIII and the same are still pending or unresolved at the expiration of the Escrow Period, such claims will continue to be subject to the indemnification provisions of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of any Person (and the Parent Escrow Amount shall not be the exclusive remedy) in respect of Losses arising out of any fraud related to this Agreement, any Related Agreements or any certificates or other instruments delivered pursuant to this Agreement on the part of such Person.

                                                               EXECUTION VERSION

      8.5 Indemnification Limitations.

            (a) The Indemnified Parties shall have no recourse against the Parent Escrow Amount to the extent that the aggregate Losses are less than $150,000 (the "Basket"), such Basket only including individual Losses of $2,000.00 or greater. Thereafter, liability shall be for the full amount of such Losses without regard to the Basket or to the minimum individual Losses described above. Notwithstanding anything herein to the contrary, the Basket and minimum individual Losses set forth herein shall not apply to Losses related to Sections 8.2(iii), 8.2(iv), 8.2(v), 8.2(vi), 8.2(vii) or 8.2(viii), or any inaccuracy in the Closing Date Cash Balance Statement. After the Closing, the provisions of this Article VIII shall be the sole and exclusive remedy for Parent and Merger Sub and any other Indemnified Party with regard to any Loss arising out of or related to this Agreement, the Related Agreements and the transactions contemplated hereby and thereby.

            (b) The amounts for which the Indemnifying Party shall be liable hereunder shall be net of any insurance proceeds received by the Indemnified Party in connection with the circumstances giving rise to the right of indemnification.

            (c) No Indemnified Party shall be entitled to recover consequential or incidental Losses with respect to any breach of any representation or warranty or non-performance of any obligation under this Agreement (or otherwise relating to the transactions contemplated hereby), and under no circumstances shall such damages be considered "Losses" under this Agreement; provided, however, Losses shall include such consequential and incidental Losses in the event that the Indemnified Party is liable for such Losses pursuant to a Third Party Claim.

            (d) Notwithstanding anything to the contrary contained herein, with respect to indemnification claims (other than Third Party Claims) pursuant to this Article VIII, in the event it is determined either by mutual agreement or by a court of competent jurisdiction that the Indemnified Party is not entitled to indemnification hereunder, Parent shall promptly reimburse all reasonable fees and expenses incurred by the Shareholder Representative in defense of such claim.

      8.6 Shareholder Representative.

            (a) Each of the Shareholders, Optionholders and Redemption Shareholders (the "Represented Parties") shall have agreed to appoint Tad Witkowicz as its agent and attorney-in-fact, as the Shareholder Representative for and on behalf of the Represented Parties to give and receive notices and communications, to authorize payment to any Indemnified Party from the Parent Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against the Parent Escrow Fund and to take all other actions that are either (i) necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement.

                                                               EXECUTION VERSION

Such agency may be changed by the Represented Parties from time to time upon not less than 30 days prior written notice to Parent; provided, however, that the Shareholder Representative may not be removed unless Represented Parties with at least a two-thirds (2/3rds) interest of the Parent Escrow Fund agree to such removal and to the identity of the substituted agent. A vacancy in the position of Shareholder Representative may be filled by the Represented Parties of at least a majority in interest of the Parent Escrow Fund. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive any compensation for its services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from the Represented Parties as it sent or received from all Represented Parties.

            (b) The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith and in the exercise of reasonable judgment. The Represented Parties on whose behalf the Parent Escrow Amount was contributed to the Parent Escrow Fund shall indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative. A decision, act, consent or instruction of the Shareholder Representative shall constitute a decision of the Represented Parties and shall be final, binding and conclusive upon the Represented Parties; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Represented Parties. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

            (c) The Company Escrow Fund shall be available solely to the Shareholder Representative for purposes of funding any fees and expenses incurred in connection with defending any indemnification claim under this
Article VIII or the Shareholder Representative's fulfillment of any of its obligations as Shareholder Representative under this Agreement or any Related Agreement. The Shareholder Representative may choose the Company Escrow Agent in his sole discretion. The Company Escrow Agreement shall be executed by the Shareholder Representative and the Company Escrow Agent and shall be in such form as the Shareholder Representative determines in its sole discretion. The Company Escrow Fund shall be drawn upon in the sole discretion of the Shareholder Representative for the purposes set forth in the first sentence of this Section 8.6(c). Any amounts remaining in the Company Escrow Fund at the end of the Escrow Period shall be distributed in the same manner and upon the same timing as any remaining funds would be distributed from the Parent Escrow Fund following the Escrow Period.

                                   ARTICLE IX

                                   TERMINATION

      9.1 Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time prior the Effective Time as follows:

            (a) Mutual Consent. By the mutual consent of Parent and the Company.

                                                               EXECUTION VERSION

            (b) Breach. By Parent or the Company, in the event of either: (i) a breach by the other party of any representation or warranty contained herein; or
(ii) a breach by the other party of any of the covenants or agreements contained herein, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect on the breaching party (either (i) or (ii) above being a "Terminating Breach"); provided, however, that, if such Terminating Breach is curable by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts (such period not to exceed thirty (30) days), neither Parent nor the Company, respectively, may terminate this Agreement under this Section 9.1(b), and provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose breach of or failure to fulfill its obligations under this Agreement resulted in the failure of any such condition.

            (c) Delay. By Parent or the Company, in the event that the Merger is not consummated by May 31, 2005, except to the extent that the failure of the Merger then to be consummated arises out of or results from a breach of this Agreement by the party seeking to terminate pursuant to this Section 9.1(c).

            (d) Governmental Entity. By either Parent or the Company if a court of competent jurisdiction or Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger.

            (e) Shareholder Approval. By Parent or the Company if this Agreement and the Merger shall fail to receive the necessary approval of the Company's shareholders by the Closing Date, as required under the Company's Certificate of Incorporation, by-laws and Delaware Law; provided, however that the party seeking to terminate this Agreement pursuant to this Section 9.1(e) shall not be in breach of any of its obligations hereunder.

            (f) Superior Proposal. By the Company following the receipt by the Company after the date hereof, under circumstances not involving any breach of the provisions of Section 5.3, of a Superior Proposal; provided that at such time (i) the Company is not in breach of its obligations under Section 5.3 hereof and (ii) on or after the fifth Business Day following delivery of a notice from the Company to the Parent (as described in Section 5.3), the Company Board determines in good faith, after consultation with and advice from the Company's attorneys and financial advisors, and following any proposal made by Parent in writing supplementing the terms hereof during such five Business Day period, that the failure to terminate this Agreement would be inconsistent with its fiduciary duties under applicable law.

      9.2 Effect of Termination. Except as otherwise set forth herein, in the event of the termination of this Agreement pursuant to Section 9.1, there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers, employees or shareholders and this Agreement shall otherwise forthwith become void. Notwithstanding the first sentence of this
Section 9.2, nothing herein shall prevent any party from seeking all remedies available at law or equity for a breach of this Agreement prior to Closing, including specific performance.

                                                               EXECUTION VERSION

      9.3 Fees and Expenses.

            (a) If the Company terminates this Agreement pursuant to Section 9.1(f), then the Company shall pay to Parent, at the time of and conditioned upon the consummation of a transaction constituting the Superior Proposal, a termination fee in the amount of $1,400,000, provided that a definitive acquisition agreement with respect to such transaction is executed within nine months following the termination hereof.

            (b) If Parent or the Company terminates this Agreement pursuant to
Section 9.1(e), the Company shall pay Parent at the time of such termination an amount equal to Parent's actual and reasonably documented out-of-pocket expenses incurred by Parent in connection with the Merger, this Agreement, the Related Agreements and the consummation of the Transactions; provided, however, that the maximum amount payable pursuant to this Section 9.3(b) shall in no event exceed $150,000.

            (c) Any payments required to be made pursuant to this Section 9.3 shall be made within five (5) business days by wire transfer of same day funds to an account designated by Parent.

                                   ARTICLE X

                               GENERAL PROVISIONS

      10.1 Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

      "Additional Consideration" is defined in Section 1.10.

      "Affiliate" as used in Section 2.24 is defined in Section 2.24(a), otherwise "Affiliate" shall mean with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

      "Agreement" is defined in the Preamble of this Agreement.

      "Acquisition Proposal" means either (i) a transaction pursuant to which any person (or group of persons) other than the Parent or its affiliates (a "Third Party") acquires 50% or more of the outstanding shares of Company Common Stock pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires 50% or more of the outstanding shares of the Company Common Stock or of the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of the Company, and the entity surviving any merger or business combination including any of them) of the Company having a fair market value equal to 50% or more of the fair market value of all the assets of the Company immediately prior to such transaction, (iv) any public announcement by a Third Party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, or (v) a self tender offer.

                                                               EXECUTION VERSION

      "Balance Sheet Date" is defined in Section 2.8(a).

      "Basket" is defined in Section 8.5(a).

      "Books and Records" is defined in Section 5.11.

      "Business" shall mean the business of developing, creating, licensing or selling the Company Products.

      "Business Day[s]" shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in Detroit, Michigan are authorized or obligated by law or executive order to close.

      "CERCLA" is defined in Section 2.22(g)(i).

      "Certificate of Incorporation" is defined in Section 2.1.

      "Certificate of Merger" is defined in Section 1.2.

      "Charter Documents" is defined in Section 2.1.

      "Clean Air Act" is defined in Section 2.22(g)(i).

      "Clean Water Act" is defined in Section 2.22(g)(i).

      "Closing" is defined Section 1.2.

      "Closing Date" is defined in Section 1.2.

      "Closing Date Cash Balance Statement" is defined in Section 5.8.

      "COBRA" is defined in Section 2.24(a).

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Company" is defined in the Preamble of this Agreement.

      "Company Authorizations" is defined in Section 2.19.

      "Company Capital Stock" shall mean the Company Common Stock and any other shares of capital stock, if any, of the Company, taken together.

      "Company Common Stock" shall mean shares of common stock, without par value per share, of the Company.

      "Company Employee Plan" is defined in Section 2.24(a).

      "Company Escrow Agent" any institution acceptable to the Shareholder Representative in its sole discretion.

                                                               EXECUTION VERSION

      "Company Escrow Amount" is defined in Section 1.6(b)(ii).

      "Company Escrow Fund" means that amount held in the account into which the Company Escrow Amount has been deposited with the Company Escrow Agent.

      "Company Material Adverse Effect" shall mean a Material Adverse Effect with respect to the Company.

      "Company Option Agreement" is defined in Section 1.7(c).

      "Company Options" shall mean all issued and outstanding options, warrants and other rights (including commitments to grant options, warrants or other rights) to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any person or entity.

      "Company Products" is defined in Section 2.16(c).

      "Company Source Code/Documentation" is defined in Section 5.13.

      "Company Stock Certificates" is defined in Section 1.7(c).

      "Company Unvested Capital Stock" shall mean any shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time that are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable stock restriction agreement or other agreement with the Company.

      "Company's Auditors" is defined in Section 2.8(a).

      "Conflict" is defined in Section 2.6.

      "Contaminant" is defined in Section 2.16(s).

      "Contract" is any mortgage, indenture, lease, contract, covenant or other agreement, instrument, commitment, permit, concession, franchise or license.

      "Current Balance Sheet" is defined in Section 2.8(a).

      "Customer Information" is defined in Section 2.15(f).

      "Deal Expenses" is defined in Section 1.6(h).

      "Delaware Law" is defined in Section 1.1.

      "Disabling Code" is defined in Section 2.16(s).

      "Disclosure Schedule" shall mean that certain schedule, dated the date hereof, supplied by the Company to Parent disclosing certain matters to Parent.

      "DOL" is defined in Section 2.24(a).

                                                               EXECUTION VERSION

      "Effective Time" is defined in Section 1.2.

      "Employee" is defined in Section 2.24(a).

      "Employee Agreement" is defined in Section 2.24(a).

      "End User Agreement" shall mean shall mean customer agreements (including the Company's standard end user license agreement that is presented to an end user during installation of the Company's Products) entered into in the ordinary course of business that provide users the non-exclusive right to use a Company Product (in the case of Company Products that include software, such agreement providing only an object code license to such software) or non-exclusive right to receive services of the Company, but provides no rights to distribute Company Products or make any modifications thereto.

      "Environmental Claims" is defined in Section 2.22(g)(iii).

      "Environmental Laws" is defined in Section 2.22(g)(i).

      "Environmental Permits" means all environmental approvals, permits, licenses, clearances and consents

      "EPCRA" is defined in Section 2.22(g)(i).

      "Equipment" is defined in Section 2.15(e).

      "ERISA" is defined in Section 2.24(a).

      "Escrow Agent" shall mean J.P. Morgan Chase & Co., or another institution acceptable to Parent and the Shareholder Representative.

      "Escrow Period" is defined in Section 8.4(a).

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      "Exchange Agent" is defined in Section 1.7(a).

      "Excess Third Party Expenses" shall mean the amount of Third Party Expenses paid or payable by the Company as of the Closing Date in excess of the sum of $900,000.

      "Financials" is defined in Section 2.8(a).

      "FIFRA" is defined in Section 2.22(g)(i).

      "FMLA" is defined in Section 2.24(a).

      "GAAP" shall mean United States generally accepted accounting principles consistently applied.

      "Governmental Entity" is defined in Section 2.7.

                                                               EXECUTION VERSION

      "Hazardous Material" is defined in Section 2.22(g)(ii).

      "Hazardous Materials Transportation Act" is defined in Section 2.22(g)(i).

      "HIPAA" is defined in Section 2.24(a).

      "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Indemnified Party" or "Indemnified Parties" is defined in Section 8.2(a).

      "Indemnifying Party" is defined in Section 8.3(a).

      "Initial Consideration" is defined in Section 1.6(b).

      "Intellectual Property" is defined in Section 2.16(a).

      "Interim Financials" is defined in Section 2.8(a).

      "International Employee Plan" is defined in Section 2.24(a).

      "IRS" is defined in Section 2.24(a).

      "Key Employees" shall mean the following individuals: Tad Witkowicz, Nigel Machin, and Roger Marino.

      "Knowledge" or "Known" shall mean, with respect to the Company, as concerns any matter in question, the actual knowledge of Tad Witkowicz, Nigel Machin, Roger Marino, Ari Milstein and Mariusz Orminski (the "Named Officers") with respect to such matter after making reasonable inquiry of the officers of the Company and its Subsidiary; provided, that if upon such inquiry, a Named Officer learns of a fact or circumstance relating to the matter in question that a reasonably prudent person would investigate further, such Named Officer shall make reasonable inquiry of the underlying fact or circumstance.

      "Lease Agreements" is defined in Section 2.15(b).

      "Leased Real Property" is defined in Section 2.15(a).

      "License Agreement" is defined in Section 2.16(b).

      "Lien" shall mean any lien, pledge, charge, claim, mortgage, liability, security interest, right of first refusal, title retention agreement, third party right or other encumbrance of any sort.

      "Loss" or "Losses" is defined in Section 8.2(a).

      "Material Adverse Effect" means, with respect to Parent or the Company, any effect that (i) is material and adverse to the financial position, results of operations or business of Parent and its Subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Parent or the Company to

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                                                               EXECUTION VERSION

perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) any change in laws and regulations or interpretations thereof by courts or governmental authorities generally applicable to businesses of the kind and nature conducted by Parent and the Company, (b) any change in GAAP or regulatory accounting principles generally applicable to businesses of the kind and nature conducted by Parent and the Company, (c) any change arising or resulting from general industry, economic or capital market conditions that affects Parent or the Company, as applicable (or the markets in which Parent or the Company, as applicable, competes) in a manner not disproportionate to the manner in which such conditions affect comparable companies in the industries or markets in which the Company or Parent, as applicable, competes, (d) any act or omission of the Company (or any of its Subsidiaries) taken with the prior written consent of Parent, (e) any failure by the Company to meet its internal projections or forecasts, or (f) the expenses reasonably incurred by the Company in entering into this Agreement and consummating the transactions contemplated by this Agreement and the expenses associated with the termination of any compensation and benefit plan as and to the extent contemplated herein or requested by Parent.

      "Material Contract" or "Material Contracts" is defined in Section 2.17(b).

      "Merger" is defined in the Recitals.

      "Merger Consideration" is defined in Section 1.6(a).

      "Merger Sub" is defined in the Preamble of this Agreement.

      "Multiemployer Plan" is defined in Section 2.24(a).

      "Net Diluted Outstanding Shares" is defined in Section 1.6(a)(i).

      "Net Option Shares" means that number of shares of Company Capital Stock issuance upon the exercise of Company Options outstanding immediately prior to the cash-out of such Company Options as provided in Section 1.6(b) hereof, less such number of shares of Capital Stock equal to (x) the aggregate exercise price of all such outstanding Company Options divided by (y) the Per Share Merger Consideration.

      "Open Source Materials" is defined in Section 2.16(t).

      "Optionholders" shall mean the individuals who hold Company Options.

      "Optionholder Escrow Contribution" shall mean the Option Payment for an Optionholder multiplied by a fraction, the numerator of which shall be the total of the aggregate Option Payments pursuant to Section 1.6(c) and the denominator of which shall be the Merger Consideration.

      "Parent" is defined in the Preamble of this Agreement.

      "Parent Escrow Amount" is defined in Section 1.6(b).

                                                               EXECUTION VERSION

      "Parent Escrow Fund" is defined in Section 8.4(a).

      "Parent Material Adverse Effect" shall mean a Material Adverse Effect with respect to Parent.

      "Pension Plan" is defined in Section 2.24(a).

      "Person" shall mean an individual or entity, including a partnership, limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

      "Plan" shall mean the Company's 1999 Stock Option Plan, as amended.

      "Polish Subsidiary" is defined in Section 2.4(a).

      "Pro Rata Portion" shall mean, with respect to each Shareholder and/or Optionholder, a percentage obtained by dividing (x) the number shares of Company Capital Stock or Net Option Shares under Company Options owned or held by such individual immediately prior to the Effective Time by (y) the Net Diluted Outstanding Shares.

      "Redemption" is defined in Section 1.6(g).

      "Redemption Amount" is defined in Section 1.6(g).

      "Redemption Shareholders" is defined in Section 1.6(g).

      "Related Agreements" shall mean the Escrow Agreement, the Employment Agreements, the Non-Competition Agreements, the Shareholder Non-Competition Agreements, and all other agreements and certificates entered into by the Company and the Shareholders in connection with the transactions contemplated hereby.

      "Represented Parties" is defined in Section 8.6(a).

      "Returns" is defined in Section 2.13(b)(i).

      "SEC" shall mean the United States Securities and Exchange Commission.

      "Securities Act" shall mean the Securities Act of 1933, as amended.

      "Shareholder" is a holder of shares of Company Capital Stock after the Redemption and immediately prior to the Effective Time.

      "Shareholder Loan" is defined in Section 1.6(e).

      "Shareholder Representative" is defined in the Preamble of this Agreement.

      "Shareholder Written Consent" is defined in the Recitals.

                                                               EXECUTION VERSION

      "Shareholders/Optionholders Release" is defined in Section 5.4.

      "Spreadsheet" is defined in Section 5.10.

      "Statement of Expenses" is defined in Section 5.9.

      "Stub Period Financials" is defined in Section 2.8(a).

      "Subsidiary" or "Subsidiaries" means, individually or collectively, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

      "Subsidiary Certificate of Incorporation" is defined in Section 2.4(b).

      "Subsidiary Charter Documents" is defined in Section 2.4(b).

      "Superior Proposal" means any bona fide Acquisition Proposal not solicited by the Company or by any Affiliate or agent of the Company, which contains no financing contingency, that the Company Board determines in good faith, after consultation with and advice from the Company's attorneys and financial advisors, based upon such matters as it deems relevant, that the Acquisition Proposal would, if consummated, result in a transaction more favorable to the Shareholders from a financial point of view than the Merger.

      "Surviving Corporation" is defined in Section 1.1.

      "Tax" or "Taxes" are defined in Section 2.13(a).

      "Third Party Claim" is defined in Section 83(a).

      "Third Party Expenses" shall mean all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

      "Total Consideration" is defined in Section 1.6(a).

      "Toxic Substances Control Act" is defined in Section 2.22(g)(i).

      "Year-End Financials" is defined in Section 2.8(a)

      10.2 Notices. Any notices or other communications required or permitted under this Agreement shall be sufficiently given if in writing and (a) hand delivered, including delivery by courier services, or (b) sent by certified mail, return receipt requested, postage prepaid addressed to the recipient at the address stated below, or to such other address as the party concerned may substitute by written notice to the other. All notices hand delivered shall be deemed received on the day of delivery. All notices forwarded by mail shall be deemed received on the date two (2)

                                                               EXECUTION VERSION

days (excluding Saturdays, Sundays and legal holidays when the U.S. mail is not delivered) immediately following date of deposit in the U.S. mail; provided, however, the return receipt indicating the date upon which the notice is received shall be prima facie evidence that such notice was received on the date of the return receipt. Addresses may be changed by giving notice of such change in the manner provided herein. Unless and until such written notice is received, the last address given shall be deemed to continue in effect for all purposes.

            (a)   If to Parent or Sub, to:

                  Compuware Corporation
                  One Campus Martius
                  Detroit, Michigan 48226
                  Facsimile No.: (313) 227-7690
                  Attention: General Counsel

                  with a copy to (which copy shall not constitute notice):

                  Dykema Gossett PLLC
                  400 Renaissance Center
                  Detroit, Michigan 48243
                  Facsimile No.: (313) 568-6832
                  Attention: Mark A. Metz

            (b)   If to the Shareholders Representative:

                  Tad Witkowicz
                  90 Prescott St.
                  West Boylston, MA 01583

                  with a copy to (which copy shall not constitute notice):

                  Nutter, McClennen & Fish, LLP
                  155 Seaport Boulevard
                  Boston, MA 02210-2604
                  Facsimile No.: (617) 310-9618
                  Attention: Alexander S. Glovsky

      10.3 Interpretation. The terms of this Agreement are contractual and not mere recitals. Any pronouns in this Agreement that refer to a particular gender mean and refer to the appropriate gender or neuter when applied to a particular party, person or entity. Unless otherwise stated, all references in this Agreement to paragraph, subparagraph, section, subsection, clause and subclause are intended to refer to paragraphs, subparagraphs, sections, subsections, clauses and subclauses, respectively, of this Agreement. The parties acknowledge and agree that titles and headings for particular paragraphs, sections and subsections of this Agreement have been inserted solely for reference purposes. As a result, Section and paragraph headings, titles or captions should not be used to interpret or construe the terms of this Agreement. Except as to words or phrases specifically defined in this Agreement, the parties

                                                               EXECUTION VERSION

agree that all words and phrases selected to state the terms of this Agreement are to be interpreted in accordance with their plain and generally prevailing meaning and not with regard to any different meaning that any of the parties might otherwise attach to a particular word or phrase. The parties further acknowledge that, as a result of either drafting or negotiating specific terms, or as a result of approving language selected by others to state specific terms, they are each and all equally responsible for the wording of the terms of this Agreement. As a result, the parties agree and acknowledge that in interpreting this Agreement, the rule of contractual interpretation and construction that provides that an ambiguity in the terms of an agreement shall be construed against the party drafting such term does not apply to the interpretation or construction of the terms of this Agreement.

      10.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      10.5 Entire Agreement; Assignment; Amendment. This Agreement, the Exhibits hereto, the Disclosure Schedule, the Confidentiality Agreement, and the Related Agreements (i) contain the entire agreement and understanding between the parties with respect to the subject matter herein identified and merges and integrates any and all previous and contemporaneous implied agreements (in fact or law), between or among the parties concerning such matters, and (ii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its Affiliates as long as Parent remains ultimately liable for all of Parent's obligations hereunder. This Agreement may be amended by the parties hereto only by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.

      10.6 No Third Party Beneficiaries. The terms of this Agreement are intended solely for the benefit of the parties and are not intended to inure, and will not inure, to the benefit of any other Person.

      10.7 Severability. If any provision of this Agreement or portion of this Agreement is found to be wholly or partially invalid, illegal or unenforceable in any judicial proceeding, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extend permitted by law, as if such provision had been originally incorporated in this Agreement as so modified or restricted, or as if such provision had not been originally incorporated in this Agreement, as the case may be.

      10.8 Governing Law. This Agreement and the respective rights and obligations of the parties under this Agreement shall be governed by, and shall be determined under, the internal laws of the State of Delaware applicable to contracts between residents of the State of Delaware to be performed solely in the State of Delaware, i.e., without regard to choice of law principles. Any action involving this Agreement shall be brought and maintained solely in the Court of Chancery of the State of Delaware. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery in the State of Delaware, in connection

                                                               EXECUTION VERSION

with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

      10.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      10.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION,
ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                                               EXECUTION VERSION

      IN WITNESS WHEREOF, Parent, Merger Sub, the Company, and the Shareholder Representative have caused this Agreement to be signed, all as of the date first written above.

                                     ADLEX, INC.

                                     By: /s/ Tad Witkowicz
                                         ---------------------------------------

                                     Name: Tad Witkowicz

                                     Title: CEO

                                     COMPUWARE CORPORATION

                                     By: /s/ Laura Fournier
                                         ---------------------------------------

                                     Name: Laura Fournier

                                     Title: Sr. VP & CFO

                                     COMPUWARE ACQUISITION CORP.

                                     By: /s/ Laura Fournier
                                         ---------------------------------------
                                     Name: Laura Fournier

                                     Title: Sr. VP & CFO

                                                               EXECUTION VERSION

                             SHAREHOLDERS' REPRESENTATIVE

                             /s/ Tad Witkowicz
                             ---------------------------------------------------
                             Tad Witkowicz, as Shareholders' Representative

                                      -2-